UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement under Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

PACER INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 14, 2011

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Pacer International, Inc., which will be held on Tuesday, April 26, 2011, beginning at 2:00 P.M., Eastern Time. The meeting will be held at the Company’s offices located at 6805 Perimeter Drive in Dublin, Ohio 43016. The purpose of the meeting is to consider and vote upon the proposals explained in the notice of annual meeting and the proxy statement.

This year, we are again using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to our shareholders a notice instead of a paper copy of this proxy statement and our 2010 Annual Report on Form 10-K. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of our shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2010 Annual Report on Form 10-K and a form of proxy card or voting instruction card. All shareholders who do not receive a notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically.

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting in person, your vote is important. You may vote by proxy over the Internet or by telephone, or, if you requested paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend in person. If you later decide to attend the annual meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the annual meeting, you may do so and your proxy will have no further effect.

Thank you for your ongoing support and continued interest in Pacer International, Inc.

Sincerely,

Daniel W. Avramovich
Chief Executive Officer and
Chairman of the Board of Directors

6805 Perimeter Drive

Dublin, Ohio 43016

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Pacer International, Inc. will be held at 2:00 P.M., Eastern Time, on Tuesday, April 26, 2011, at the Company’s offices located at 6805 Perimeter Drive, Dublin, Ohio 43016 for the following purposes:

1.	To elect two directors;
2.	To ratify the appointment of PricewaterhouseCoopers LLP, as the independent registered public accounting firm for our 2011 fiscal year;
3.	To approve amendments to the Company’s charter;
4.	To hold an advisory vote on executive compensation;
5.	To hold an advisory vote on the frequency of holding future advisory votes on executive compensation; and
6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on February 22, 2011 are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. Only shareholders or their proxy holders are invited to attend the meeting.

By Order of the Board of Directors

Lisa Ormand Taylor
Vice President, Assistant General Counsel and Corporate Secretary
March 14, 2011

This notice of annual meeting and proxy statement and form of proxy are being distributed and made available on or about March 14, 2011.

IMPORTANT

Your vote is very important. Whether or not you expect to attend the meeting in person, we urge you to vote your shares. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “Information about the Annual Meeting—How to Vote” beginning on page 1 of this proxy statement. Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option at any time before the annual meeting.

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

These proxy materials are being made available to you over the Internet or paper copies of these materials are being delivered to you by mail or e-mail as an owner of the common stock, $.01 par value, of Pacer International, Inc., in connection with the solicitation of proxies by the Board of Directors, or the “Board,” for use at Pacer’s 2011 Annual Meeting of Shareholders. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission, or the “SEC,” and that is designed to assist you in voting your shares.

Unless the context requires otherwise, references in this proxy statement to “Pacer,” the “Company,” “we,” “us,” or “our” refer to Pacer International, Inc. and its consolidated subsidiaries, and references to our “2010 fiscal year” and “2011 fiscal year” refer to our fiscal years ending December 31, 2010 and December 31, 2011, respectively.

This year, we are again using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail or e-mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

In addition, we are providing some of our shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials and some of our shareholders who are living outside of the United States, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials. If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the annual meeting. We are also providing the notice of availability of the proxy materials by e-mail to those shareholders who have previously elected to receive delivery of these materials electronically. Those shareholders should have received an e-mail containing a link to the website where these materials are available and a link to the proxy voting website.

Your vote is very important. For this reason, the Board is requesting that you allow your common stock to be represented at the 2011 Annual Meeting of Shareholders by the proxies named in the proxy materials provided to you. We first mailed our shareholders a notice containing instructions on how to access our 2011 proxy statement and 2010 annual report and vote online or by toll-free number on or about March 14, 2011. The notice also provides instruction on how shareholders can request a paper copy of our proxy statement and annual report and enroll in electronic delivery of these documents.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Time and Place	April 26, 2011

2:00 P.M., Eastern Time

6805 Perimeter Drive

Dublin, Ohio 43016

Items to be Voted Upon	You will be voting on the following matters:

•	The election of two directors;
•	The ratification of the appointment of our independent registered public accounting firm for the 2011 fiscal year;
•	Amendments to the Company’s charter;
•	An advisory vote on executive compensation;
•	An advisory vote on the frequency of holding future advisory votes on executive compensation; and
•	Such other business as is properly brought before the meeting and at any adjournment or postponement of the meeting.

Who May Vote	You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, February 22, 2011. Each shareholder is entitled to one vote for each share of common stock held on that date, at which time we had 34,911,424 shares of common stock outstanding and entitled to vote. Common stock is our only issued and outstanding class of stock.

How to Access Proxy Materials over the Internet	Your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card will contain instructions on how to:

•	View our proxy materials for the annual meeting on the Internet; and
•	Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at http://www.pacer.com/annualmeeting.htm.

Your notice of Internet availability of proxy materials, proxy card or voting instruction card will contain instructions on how you may request to access proxy materials electronically on an on-going basis. Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

How to obtain a paper copy of the proxy materials	Shareholders receiving a notice of Internet availability of proxy materials by mail or e-mail will find instructions about how to obtain a paper copy of the proxy materials on their notice. All shareholders who do not receive the notice or an e-mail will receive a paper copy of the proxy materials by mail.

Why Are Shareholders Being Asked to Vote on an Amendment to the Charter

Section 12 of the Company’s charter is intended to prevent coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board. Proposal 3 seeks to eliminate two related provisions of Section 12 which were included at the time of the Company’s 2002 initial public offering for the benefit of the Company’s then existing principal shareholders and their affiliates but are no longer necessary or appropriate as those entities no longer own any outstanding shares of our common stock. The two related provisions proposed to be eliminated have the effect of excluding those entities and their affiliates from the procedural and other requirements and safeguards of Section 12. If the shareholders of the Company approve Proposal 3 at the 2011 Annual Meeting of Shareholders (the affirmative vote of 75% of the outstanding shares being required for approval), the only effect of the amendments would be to put those entities and their affiliates in the same position as all other persons insofar as the provisions and requirements of Section 12 of the charter are concerned.

How to Vote	You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the annual meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on February 22, 2011, the record date for voting. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting. Whether you hold shares directly as the shareholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting. There are three ways to vote by proxy:

•

By Internet—Shareholders who received a notice of Internet availability of proxy materials by mail or e-mail may submit proxies over the Internet by following the instructions on the notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•

By Telephone—Shareholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-866-540-5760 and following the instructions. Shareholders of record who have received a notice of Internet availability of proxy materials by mail or e-mail must have the control number that appears on their notice available when voting. Shareholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Most shareholders who are beneficial owners of their shares living in the United States or Canada and who have received a voting instruction card by mail may vote by phone by calling the number specified on voting instruction card provided by their broker, trustee or nominee. Those shareholders should check the voting instruction card for telephone voting availability.

•

By Mail—Shareholders who have requested and received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

How Votes Are Counted	If you sign, date, mark and return your signed proxy card before the annual meeting or vote online or by telephone, we will vote your shares as you direct. For the election of directors, you have three choices: you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For the advisory vote on the frequency of an advisory vote on executive compensation, you have four choices: you may vote for (1) EVERY YEAR, (2) EVERY TWO YEARS, (3) EVERY THREE YEARS, or (4) ABSTAIN. For each other item of business, you may vote “FOR” or “AGAINST” the matter or you may “ABSTAIN” from voting.

If you vote by proxy but do not specify how you want to vote your shares, the persons appointed as proxies will vote your shares:

•	“FOR” the election of all nominees for director identified on page 7;
•	“FOR” the ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm;
•	“FOR” approval of the amendments to our charter;
•	“FOR” the approval of the compensation of our Named Executive Officers;
•	“FOR” an advisory vote on executive compensation by shareholders once every three years; and
•	In the discretion of the persons named as proxies on the enclosed proxy card as to other business that properly comes before the meeting or at any adjournment or postponement of the meeting.

Deadline for Voting	If you hold shares as a shareholder of record, your vote by proxy must be received before the polls close at the annual meeting. If you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker, trustee or nominee.

Changing Your Vote	You can change your vote or revoke your proxy at any time before the polls close at the annual meeting by:

•	Submitting a new proxy with a later date by signing and returning the new proxy card to the Company before the annual meeting;
•	Voting again over the Internet or by telephone before 11 p.m., Eastern Standard Time, on April 25, 2011;
•	Attending the annual meeting and voting in person; or
•	Sending written notice of revocation addressed to and received by our Corporate Secretary before the annual meeting.

Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold in “street name,” you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee in accordance with the procedures provided to you by your bank, broker, trustee or nominee or, if you obtained a legal proxy from your bank, broker, trustee or nominee to vote your shares, you may change your vote by attending the meeting and voting in person.

Quorum	A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by holders of shares of Pacer’s common stock being present in person or by proxy.

Votes Required	Nominees for election as a director are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

With respect to Proposal 2, the ratification of the appointment of the independent registered public accounting firm, the votes cast at a meeting at which a quorum is present “for” ratification must exceed the votes cast opposing it to ratify.

With respect to Proposal 3, the amendments of the Company’s charter, holders of not less than 75% of the outstanding shares entitled to vote at the meeting must vote “for” the amendments to approve.

With respect to Proposal 4, the advisory vote on executive compensation, the votes cast at a meeting at which a quorum is present “for” must exceed the votes cast “against” to approve.

With respect to Proposal 5, the frequency of the advisory vote on executive compensation, the alternative receiving the greatest number of votes — every year, every two years or every three years — will be the frequency that shareholders approve.

Other matters, if any, will be approved if the votes cast at a meeting at which a quorum is present favoring the matter exceed the votes cast opposing the matter, unless a greater number of affirmative votes is required for approval of that matter under our charter or bylaws or the Tennessee Business Corporation Act.

All votes will be tabulated by an inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions. Under Tennessee corporate law, abstentions and shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners entitled to vote and the broker or nominee does not have discretionary authority to vote on a particular matter) are treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and broker non-votes are not considered votes opposing the election of a director (Proposal 1), the ratification of the appointment of our independent registered public accounting firm (Proposal 2), the advisory vote on executive compensation (Proposal 4), the advisory vote on the frequency of an advisory vote on executive compensation (Proposal 5), or other actions that may properly come before the meeting, and, accordingly, will have no effect on these matters. In contrast, since approval of the amendments to our charter require the affirmative vote of the holders of 75% of our outstanding shares entitled to vote at the meeting, abstentions and broker non-votes will have the effect of a vote against approval of the amendments to the Company’s charter.

Under the rules of the New York Stock Exchange (“NYSE’), Proposal 2, the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, and Proposal 3, amendment of the Company’s charter, are considered routine matters, and your brokerage firm or other nominee will be entitled to vote your shares in their discretion on these proposals even if you do not provide voting instructions to your broker or other nominee. However, Proposal 1, the election of directors, Proposal 4, the approval, on an advisory basis, of the compensation of our named executive officers as described in this Proxy Statement, and Proposal 5, the approval, on an advisory basis, of a particular frequency (which may be every year, two years or three years) for a shareholder vote on the compensation of our named executive officers, are not considered routine matters under NYSE rules, and brokers will not be permitted to vote on Proposals 1, 4 and 5 if beneficial owners fail to provide voting instructions. If you give instructions on how to vote to your bank or broker, you may later revoke the instructions by taking the steps described in the information that you receive from your bank or broker.

Solicitation	Pacer will bear the entire cost of soliciting proxies, including preparation, assembly, posting on the Internet, printing and mailing of this proxy statement, the Notice of Internet Availability of Proxy Materials, the proxy card and any additional information furnished to shareholders. We will reimburse banks, brokerage houses, fiduciaries and custodians for their costs of forwarding solicitation materials to beneficial owners of our common stock. Directors, officers or other regular employees of the Company, without additional compensation, may solicit proxies by telephone, facsimile, e-mail or in person.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board is presently composed of seven members. Our charter and bylaws provide that our Board shall be divided into three classes that serve staggered three-year terms. Vacancies on the Board may be filled only by the Board. A director elected to fill a vacancy shall hold office until the next annual meeting of shareholders and until such director’s successor is elected and qualified.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by the Nominating and Corporate Governance Committee of the Board, or the “Governance Committee.” Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve.

The Board, acting through the Governance Committee, seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. The Governance Committee regularly reviews the composition of the Board in light of the Company’s changing requirements, its assessment of Board performance and the inputs of shareholders and other key constituencies. The Governance Committee looks for certain characteristics common to all Board members, including integrity, strong professional reputation and a record of achievement, constructive and congenial personal attributes, and the ability and commitment to devote sufficient time and energy to board service. Individual qualities can include matters such as experience in the Company’s industry either as a provider or user of the Company’s services and technical experience (such as financial, legal or technological). As more fully discussed under the heading “Corporate Governance Practices-Qualifications and Skills Considered in Evaluating Candidates for Directors,” in identifying candidates for director, the Governance Committee and the Board takes into account, among other things, (1) the comments and recommendations of directors regarding the qualifications and effectiveness of the existing or potential Board members or additional qualifications that may be required when selecting new directors that may be made in connection with the Board’s annual self-examination process, (2) the requisite expertise and sufficiently diverse backgrounds of the Board’s overall membership composition, (3) the independence of outside directors and other possible conflicts of interest of existing and potential members of the Board, and (4) all other factors it considers appropriate.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Governance Committee and the Board focused primarily on the information discussed in each of the directors’ individual biographies that follow.

Robert S. Rennard, who has been a director of the Company since September 2002, has reached mandatory retirement age under the Company’s Corporate Governance Guidelines and, accordingly, will retire from the Board effective as of the 2011 Annual Meeting. The Company takes this opportunity to thank Mr. Rennard for his many years of valuable service to the Company. If elected at the 2011 Annual Meeting, Robert D. Lake will replace Mr. Rennard on the Board of Directors.

Set forth below is biographical information for each person nominated for election as a director and each person whose term of office as a director will continue after the annual meeting. There are no family relationships among any of our directors or executive officers. If elected at the annual meeting, each of Messrs. Lake and Starzel would serve until the 2014 annual meeting and, in each case, until his successor is elected and qualified or until his earlier death, resignation or removal.

Nominees for Election for a Three-Year Term Expiring at the 2014 Annual Meeting

Robert D. Lake

Robert D. Lake, age 67, is nominated for election by the shareholders at the 2011 Annual Meeting and will replace Mr. Rennard who is retiring from the Board. Mr. Lake has been an independent consultant for the past 10 years. From December 2000 to December 2001, Mr. Lake was the Chairman Americas of Exel Plc, a worldwide supply chain solutions and freight forwarding company, serving on the board and as a consultant to the executive board. From October 1999 to December 2000, he was Chief Operating Officer and a board member of Exel. From October 1995 until October 1999, he was the Chief Executive Officer Americas & Asia Pacific and a board member of NFC plc, the predecessor of Exel. Prior to joining NFC, Mr. Lake served as President, Roadway Logistics Inc., the supply chain solutions business of the motor carrier, Roadway Services, from January 1989 until October 1995, and as President of Ryder Freight Systems, a national provider of truckload transportation, from April 1985 until January 1989. He has been a director of Shiplogix-Freight Management Software and Allied Worldwide Relocations and currently serves on the board of directors of CRST International, Inc., a long-haul truckload carrier in the United States. In selecting Mr. Lake, the Board recognized his extensive operational experience and expertise in business lines of particular focus for the Company, including global supply chain solutions, planning and optimization of transportation networks, international expansion of logistics services and trucking operations, and that his experience would complement the backgrounds and expertise of the other directors.

Robert F. Starzel

Robert F. Starzel, age 70, has served as a director of our Company since January 2006. Since November 2006, he has been of counsel to Holme Roberts & Owen, LLP, a Denver-based regional law firm, in its San Francisco office. From 2004 to 2005, he served as Chairman of The SF Newspaper Company, owner of The Examiner, a San Francisco newspaper. From 2000 to 2004, he served in a consulting role as Senior Representative of the Chairman of Union Pacific Corporation. From March 1998 to 2000, he served as Senior Vice President of Union Pacific Corporation, and from 1996 to February 1998, he was Regional Vice President of Union Pacific Railroad Company. From 1988 to 1996, he was Vice Chairman of Southern Pacific Transportation Company. Mr. Starzel currently serves on the San Francisco Advisory Board of the Salvation Army. In selecting and retaining Mr. Starzel as a director, the Governance Committee and Board have particularly recognized his background as a lawyer and his lengthy experience as an executive with railroads and, in particular, with Union Pacific, the Company’s primary supplier of rail transportation services.

Directors Continuing in Office until the 2012 Annual Meeting

Dennis A. Chantland

Dennis A. Chantland, age 68, was elected as a director of our Company in June 2009. Currently an independent consultant providing financial, administrative, and operating management expertise to a variety of companies, Mr. Chantland retired from Williams Sonoma, the specialty retail, catalog and e-commerce company, in 1999 after serving as Executive Vice President, Administration and Chief Financial Officer since 1995. Since starting his career at U.S. Steel Corporation, Mr. Chantland held senior executive positions in several divisions of Target Corporation, formerly Dayton Hudson Corporation, over a period of 17 years. He has an MBA in Finance from College of St. Thomas and has served on the boards of the Arthritis Foundation of Boston and San Francisco, Skaggs Retail Institute at Brigham Young University, and Prophet Brand Strategy, a San Francisco based consulting firm. Mr. Chantland’s particular qualifications as a director include his 40 years of experience in senior management positions with manufacturing, distribution and retail companies, which as heavy users of transportation services represent key customers for the Company, and his background leading financial, accounting and administrative functions in complex organizations. As such, he brings a shipper’s perspective of the challenges of managing and operating a supply chain and buying transportation services from a spectrum of logistics and transportation providers as well as a specialized background in accounting, finance and administration issues.

Robert J. Grassi

Robert J. Grassi, age 64, has served as a director of our Company since March 2009. An independent consultant to clients in the global shipping industry since 2003, Mr. Grassi served as President and Chief Executive Officer of CSX World Terminals, LLC, the international terminal business of CSX Corporation, from 1999 to 2003 and had a number of executive positions in his twenty-two year career with Sea-Land Service, Inc., a U.S.-based ocean shipping company, culminating with service as the Chief Financial Officer of Sea-Land Service, Inc., from 1991 to 1999, except from 1996 to 1997 when he served as Senior Vice President – Atlantic Division and Asia, Mid-East, Europe Division, of Sea-Land. Mr. Grassi was selected as a director for a variety of reasons, particularly his qualification as an “audit committee financial expert” and his work experience with CSX, a key rail transportation supplier, and Sea-Land, an ocean shipping line, a key type of customer for our intermodal operation and supplier to our international logistics operations. As such, he brings to the Board significant insight and experience from both a rail supplier and shipping customer perspective.

Directors Continuing in Office until the 2013 Annual Meeting

Daniel W. Avramovich

Daniel W. Avramovich, age 59, joined our Company in June 2008 as Retail Intermodal Services President. He was promoted to President and Chief Operating Officer in June 2009 and to Chief Executive Officer, or “CEO,” of the Company and Chairman of the Board on December 16, 2009. Prior to joining Pacer, Mr. Avramovich served as Executive Vice President, Sales & Marketing of Kansas City Southern, a rail carrier, from May 2006 to May 2008 and as President, Network Services Americas for Exel plc, the worldwide supply chain solutions and freight forwarding company, from 2003 to 2006. From 2000 to 2003, he served as President, Exel Direct for Exel plc. Mr. Avramovich serves on the Board as a result of his position as CEO of the Company.

J. Douglass Coates

J. Douglass Coates, age 68, has served as a director of our Company since September 2007. From 1993 through December 2008, Mr. Coates served as a Principal of the Manalytics division of TranSystems Corporation, a San Francisco-based consulting firm specializing in the transportation, logistics and supply chain industry, and President of TranSystems’ Management and Supply Chain Consulting practice. He retired from TranSystems in January 2009. Since that time, he has provided independent consulting services to various companies. Before joining Manalytics in 2003, Mr. Coates spent five years with American President Lines, or “APL,” as President of American Consolidation Services. In addition, he was Vice President of Marketing for American President Distribution Services (formerly National Piggyback), one of the largest shippers’ agents in North America. Mr. Coates also serves as a director of TenCate (North America), a United States subsidiary of a multinational company that combines textile technology with related chemical processes to develop and produce specialized materials applied in the following areas: safety and protection, aerospace, sport and recreation, and infrastructure and the environment. Mr. Coates was selected as a director due to his long experience as a consultant to many different companies in the transportation, logistics and supply chain industry which allows him to share a perspective on best practices in the industry and the shipping needs of a diverse group of users of transportation services. His past work experience with APL, which was our parent corporation until May 1999 and continues to be a significant user of our services, also allows him to bring valuable insights to his service as a director.

P. Michael Giftos

P. Michael Giftos, age 64, has served as a director of our Company since April 2004. During his 29-year career with CSX Corporation and its subsidiaries, Mr. Giftos served in many executive management positions. From April 2000 through his retirement in March 2004, Mr. Giftos served as Executive Vice President and Chief Commercial Officer. Before that assignment, Mr. Giftos spent more than a decade as CSX Transportation’s Chief Legal Officer. While employed at CSX, Mr. Giftos served as a director of TTX Company, a provider of rail cars and related freight car management services to the North American rail industry. Mr. Giftos currently serves as a director of Alpha Natural Resources, Inc., a coal supplier which merged in 2009 with Foundation Coal Holdings Inc., where he was a director. He serves on the audit committee, the nominating and corporate governance committee, and the safety, health and environmental committee of Alpha Natural Resources. Mr. Giftos joined the Foundation Coal Holdings board in December 2005, where he served as a member of its audit and nominating committees. As a long-time executive with one of the Company’s main suppliers of rail transportation services, and his extensive legal and transportation experience and his experience as a member of other boards of directors, Mr. Giftos brings to his service as a director an awareness of and insight into legal issues facing the Board and the Company, a perspective on likely railroad reactions to the Company and its competitors and customers, trends and strategies affecting the rail industry, and long-term relationships with other key personnel in the rail industry.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE

“FOR” EACH NOMINEE FOR DIRECTOR.

DIRECTOR INDEPENDENCE

The Board has determined that Messrs. Chantland, Coates, Giftos, Grassi, Rennard and Starzel are, and that Mr. Lake will be, “independent” as independent is defined in Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market, Inc., or the “NASDAQ Rules,” and that the members of the Audit Committee are also independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and Rule 10A-3(b)(1) of the SEC promulgated thereunder. The Board based these determinations primarily on a review of responses of the directors and Mr. Lake to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors and Mr. Lake. The Board also reviewed the relationships between Pacer and the companies with which our directors and Mr. Lake are affiliated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,

REVIEW, APPROVAL AND RATIFICATION OF

TRANSACTIONS WITH RELATED PERSONS

Under its charter, the Audit Committee is responsible for reviewing the Company’s existing related party transactions annually and for approving in advance any new related party transactions that must be disclosed under Item 404 of Regulation S-K (generally transactions involving payments in excess of $120,000 in which a related person has a material direct or indirect interest). The Audit Committee also reviews and approves any arrangements, transactions or courses of dealing between the Company and related parties that are significant in size or involve terms or other aspects that materially differ from those that would likely be negotiated with independent parties. In addition, the Audit Committee reviews and reassesses periodically the Company’s policies and procedures for the internal review and approval of transactions with members of management, including the review and approval of officers’ expense accounts and perquisites and use of corporate assets. In providing its advance approval of any related party transaction that must be disclosed under Item 404 of Regulation S-K, the Audit Committee will consider whether the transaction involves terms or other aspects that materially differ from those that would likely be negotiated with independent parties.

SHAREHOLDER COMMUNICATIONS

The Company has a process for shareholders to communicate with the directors. This process is described under the heading “Contact the Board” in the Corporate Governance webpage of the Investors section of our website at www.pacer.com. Other information contained on our website does not constitute a part of this proxy statement.

2010 DIRECTOR COMPENSATION (1)

The following table sets forth the compensation of our non-employee directors for services during 2010. Any member of our Board who is an employee of the Company does not receive compensation for their service on our Board or any committee of our Board but is reimbursed for out-of-pocket expenses. The compensation of the employee who served as director during 2010, Mr. Avramovich, is shown in the tables that follow the Compensation Discussion and Analysis.

Name	Fee Earned or Paid in Cash ($)(2)	Option Awards ($) (3)	Total ($)
Dennis A. Chantland	$85,500	—	$85,500
J. Douglass Coates	$86,000	—	$86,000
P. Michael Giftos	$82,500	—	$82,500
Robert J. Grassi	$86,000	—	$86,000
Robert S. Rennard	$85,500	—	$85,500
Robert F. Starzel	$77,000	—	$77,000

(1)	The columns of the Director Compensation Table relating to stock awards, non-equity incentive plan compensation, change in pension value and nonqualified deferred compensation earnings and all other compensation have been omitted because no compensation required to be reported in those columns was awarded to, earned by or paid to the directors with respect to 2010.

(2)	This column shows the aggregate dollar amount of all fees earned or paid in cash for services as a director in 2010, including annual retainer fees, committee and/or chairmanship fees, and meeting fees. The retainer for directors during 2010 was $5,000 per month. Our non-employee directors receive a $3,000 fee for each regular Board meeting that they attend in person and $500 for each special meeting attended by telephone or videoconference. Each director who participates in an extraordinary, in person meeting of the Board or a Committee receives a fee of $2,000 per day. The chairman and members of the standing committees are identified below in the discussion about each of our standing committees. The chairman of the Audit Committee receives an additional annual retainer of $5,000; the chairmen of the Governance Committee and Compensation Committee each receive an additional annual retainer of $3,000; and the members of each committee receive an additional annual retainer of $2,000. Effective as of March 1, 2011, the compensation program for independent directors has been changed to include a monthly cash retainer of $3,750; annual grants of restricted stock valued at $55,000 per director on the date of grant and vesting 100% on March 5 of the next year; meeting fees of $1,500 (whether attended in-person or by telephone or videoconference) per Board and Committee meeting; and annual cash retainers of $10,000 for the director serving as chairman of the Audit Committee, $7,500 for the director serving as chairman of the Compensation Committee, $5,000 for the director serving as chairman of the Governance Committee and $12,000 for the director serving as lead director. In connection with the adoption of this new director compensation program, the Compensation Committee recommended and the Board adopted share retention and ownership guidelines that require each director to own shares valued at three times the annual cash retainer of $45,000 and, until this guideline is met, to retain at least 50% of net shares (shares left after payment of taxes and, in the case of options, the exercise price) vested from equity awards from the Company.

(3)	Before March 1, 2011, non-employee directors upon their initial election to the Board were granted an option to purchase 12,000 shares of our common stock vesting in four equal annual installments beginning on the first anniversary of the grant date, subject to the director’s continued service on such anniversary date. No options were granted to any director during 2010.

BOARD AND COMMITTEE MEETINGS, ANNUAL MEETING ATTENDANCE

During 2010, our Board held ten meetings, acted by unanimous written consent three times and had a number of other informal discussions as a group through telephone conferences. The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each director attended 75% or more of the combined total meetings of the Board and the committees on which he served during 2010. Our Corporate Governance Guidelines require that regularly scheduled sessions of our non-management directors be held at least twice per calendar year as part of scheduled Board meetings. During 2010, we held an executive session at each of our four quarterly, in person meetings.

The Company does not have a policy that mandates Board member attendance at annual shareholders meetings. Six of our directors attended the 2010 Annual Meeting of Shareholders.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Responsibilities, Members and Meetings.    The Governance Committee has been delegated responsibility for recommending to the Board individuals qualified to serve as directors of the Company and on committees of the Board; advising the Board with respect to the Board composition, procedures and committees and corporate governance principles applicable to the Company; and overseeing the evaluation of the Board and the Company’s management. The current members of the Governance Committee are Messrs. Giftos (Chairman), Grassi and Starzel. The Governance Committee met four times during 2010.

CORPORATE GOVERNANCE PRACTICES

Nominating and Corporate Governance Committee Charter.    We have adopted a charter of the Governance Committee. The charter of the Governance Committee is available under the Corporate Governance webpage of the Investors section of our website at www.pacer.com. Under its charter, the Governance Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Company’s expense, independent counsel or other advisors as it deems reasonably necessary to discharge its duties.

Corporate Governance Principles.    Our Board has long been focused on and committed to responsible and effective corporate governance, and formally adopted Corporate Governance Principles in August 2005. Our Governance Committee is responsible for overseeing the Corporate Governance Principles and reporting and making recommendations to our Board concerning corporate governance matters. Our Corporate Governance Principles address matters including board composition, director independence, selection of Board nominees, Board membership criteria, director compensation, director tenure, retirement and succession, director service on other boards and changes in their principal occupation, executive sessions of non-management directors, evaluation of the CEO and succession planning, and self-evaluation of the Board and Board committees.

Under our Corporate Governance Principles, if a nominee for director is an incumbent director who does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors, the director will promptly offer to resign from the Board. The Governance Committee will make a recommendation to the Board as to whether to accept or reject the offered resignation. The Board will act on the offered resignation, taking into account the Governance Committee’s recommendation, and will publicly disclose the decision and the rationale behind it with 90 days from the date of certification of the election results. If the Board does not accept the incumbent director’s resignation, the director will continue to serve as a member of the Board.

A copy of our Corporate Governance Principles is available under the Corporate Governance webpage of the Investors section of our website at www.pacer.com.

Board Leadership Structure; Appointment of Lead Independent Director.    In the past, the Company has combined the role of CEO and Chairman of the Board and continued that practice in 2010 for the reasons discussed below. Instead of appointing a separate lead independent director, the Board had relied on the directors serving as chairmen of the three Board Committees to act as lead director for those matters within the purview of each chairman’s committee, thereby giving several directors an opportunity to fill typical lead director roles and be actively engaged in the Board’s oversight functions.

During 2010, the Board determined that the Board and the Company would be better served by having one director appointed as lead director and, accordingly, appointed Mr. Chantland, an independent director, as lead director in May 2010. In deciding to appoint a lead independent director, the Board determined that (1) having one lead director serve as the primary sounding board for the Chief Executive Officer would foster constructive and efficient communications between the Board and the Chief Executive Officer, (2) having one lead director act as a focal point for director communications would help identify significant issues for Board consideration and build consensus on these issues, and (3) having one lead director to communicate with and build consensus among the independent directors would reduce some of the demands on the Chief Executive Officer’s time, which would be particularly important in view of the significant organizational and operational changes that were occurring at the Company. When the Board decided to create the lead director position, the duties assigned to the lead independent director included the following:

•	coordinate the activities of the independent directors;
•	confer with the Chairman about Board meeting agendas;
•	formulate the agendas for executive sessions of the independent directors;
•	preside during executive sessions of the independent directors; and
•	facilitate communications between the Chairman and CEO and other members of the Board.

The Board has considered whether or not to combine the role of CEO and Chairman of the Board. In making this determination, our Board considered our current system for ensuring significant independent oversight of management, including the following: (1) the Board only includes one person, the CEO, who is an executive or former executive of the Company; (2) each director serving on our three Board committees is independent; (3) the Board has appointed a lead independent director as discussed above; (4) our Board has an ongoing practice of regularly holding executive sessions without management and under the direction of the lead independent director, typically as part of the regularly scheduled board meetings; (5) the lead director and each of the chairmen of the Board committees are involved in setting the agenda for Board and Committee meetings; and (6) the Compensation Committee Chairman is responsible for an annual evaluation of the CEO and, with the Chairman of the Governance Committee, reviewing with the CEO the results of the annual evaluation. The Board also considered the effectiveness of this system in practice, including the independent directors’ active involvement in agenda-setting, the candid and in-depth discussions occurring at meetings, including executive sessions, and the Board’s proven influence with the CEO and the senior executives.

In determining that we are best served by continuing to have Mr. Avramovich serve as CEO and Chairman of the Board, our Board (1) determined that the executive with day-to-day management responsibilities is in the best position to identify developing trends and strategic issues that require Board input, particularly in view of the complexity and uniqueness of the Company’s business; (2) considered Mr. Avramovich’s in-depth knowledge regarding our operations and the industries and markets in which we compete and his proven ability to promote communication, to coordinate activities between our Board and our senior management and to provide consistent leadership to both our Board and our Company in coordinating the strategic objectives of both groups; and (3) determined the number of organizational and operational changes that had occurred and were occurring within the Company would be best addressed through one person serving in the combined role of Chairman of the Board and Chief Executive Officer facilitates centralized leadership in one person so that there is no ambiguity about accountability.

Accordingly, the Board has concluded that having a lead independent director working in collaboration with the executive serving in the combined role of CEO and Chairman of the Board is currently the most effective leadership structure for Pacer.

Board’s Role in Risk Oversight.    Like other companies, the Company faces a variety of risks, including credit risk, liquidity risks, operational risks, compliance risks, competitive risks, fraud and internal control risks, events beyond its reasonable control and other risks, many of which are further described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other filings with the SEC. To address the variety of risks, the Board has delegated oversight of certain risks to the Audit Committee and retains oversight over other risk management issues.

Under its charter, the Audit Committee is charged with (1) reviewing with the Company’s management and independent auditors the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures, (2) reviewing material legal and regulatory matters affecting the Company, including any matters that may have a material impact on the Company’s financial statements, and (3) reviewing and discussing with the Company’s management and independent auditors the Company’s operational and accounting internal controls, including a review of whether the Company is operating in accordance with its prescribed policies, procedures and codes of conduct. In exercising its delegated responsibilities, the Audit Committee (1) reviews, among other matters, the Company’s anti-fraud and compliance programs (including its code of ethics, anonymous complaint system, policy on securities trading, disclosure controls processes, delegations of authority, and information technology security policies), (2) meets with the Company’s CEO, Chief Financial Officer and independent auditors regularly, to discuss fraud and financial reporting risks; and (3) meets in executive session with the General Counsel to discuss material litigation, governmental inquiries (if any), and other material legal or regulatory issues.

In designing the annual audit plan, the Company’s financial reporting team and internal auditors perform an assessment of the risk of fraud or material misstatement at the corporate, business unit and transaction processing level. This risk assessment is discussed with the Audit Committee, which is charged with approving the annual internal audit plans. A similar risk assessment is conducted by the independent accountants in formulating their annual audit plan, which is also subject to review and approval by the Audit Committee. The head of the Company’s internal audit group reports directly to the Audit Committee and meets quarterly with the Audit Committee in executive session to discuss the Company’s internal controls. The Audit Committee provides quarterly reports to the Board about its activities and its Audit Committee minutes are distributed to all directors and many Audit Committee meetings are also attended by the directors who are not Committee members. Accordingly, all directors remained informed of the risk oversight activities of the Audit Committee.

While the Audit Committee exercises oversight over financial reporting risks, oversight of other business risks remains at the full Board level. The Board, as a whole, has oversight responsibility for the Company’s overall strategic and operational risks, such as major initiatives, competitive markets, products and services, sales and marketing and information technology. Throughout the year, the Board reviews and discusses these risks with the CEO, Chief Financial Officer and other members of the management team and receives presentations on business strategies for the Company as a whole and at the business unit level. These presentations review competitive, operational, and other business risks facing the Company along with strategies and practices to address and mitigate these risks. The Board exercises oversight of credit and liquidity risks through its annual approval of the Company’s operating budget and monitors these risks with quarterly review of the Company’s financial results compared to the budget and prior year performance. The Company’s insurance program is also reviewed periodically with the Board.

The Compensation Committee of the Board reviews and assesses the Company’s overall compensation program and its effectiveness at both linking executive compensation to performance and aligning the interests of our executives and our shareholders. As part of this review and assessment, the Compensation Committee considers the risks, if any, associated with the Company’s compensation program and the related compensation policies and procedures, including those related to the performance goals and metrics used, considers appropriate methods of minimizing any such risks, and reports its findings to the Board. For a further discussion of the Compensation Committee’s role in risk management, see “Compensation Committee – Compensation Policies and Procedures as They Relate to the Company’s Risk Management.”

Policy for Consideration of Candidates for Director; Consideration of Diversity.    Set forth below under the heading “Qualifications and Skills Considered in Evaluating Candidates for Director” are the factors that the Board and Governance Committee consider in evaluating directors. The Board and the Governance Committee have not mandated a specific diversity policy or any specific minimum qualifications that a candidate for director must meet in order to be recommended for Board membership. Rather, each of the Board and the Governance Committee evaluates the total mix of experience and skills that the candidate offers, considers how a given candidate meets the Board’s current expectations with respect to the qualifications and skills being considered in evaluating candidates for director (as set forth below), and makes a determination regarding whether a candidate should be recommended to the shareholders for election as a director. As part of this evaluation, each of the Governance Committee and the Board considers, as one of the qualifications of directors, whether the nominee possesses such knowledge, skills, expertise and depth and diversity of experience so as to enhance the Board’s ability to manage and direct the affairs and business of the Company. As a buyer and seller of transportation and logistics services, the Board has sought to have a diversity of viewpoints and backgrounds by selecting directors that are knowledgeable about the industry sectors in which the Company operates and which are key to the Company’s success, including rail and motor transportation providers, steamship lines, automotive companies, and large shippers, and a diversity of skills and education, including management, financial, accounting and legal training.

Consideration of Candidates Recommended by Shareholders.    The Governance Committee will consider nominees for director suggested by shareholders who meet the requirements and procedures discussed below. The Company has not previously received any notice of any candidate for director recommended by a shareholder. If such a recommendation were received, the Governance Committee would apply the same evaluation criteria to a candidate suggested by shareholders that it would use for a candidate recommended by management, other directors, an executive search firm or other sources.

Qualifications and Skills Considered in Evaluating Candidates for Director.    In recommending and selecting a nominee for director, the Governance Committee and the Board consider the following criteria:

1.	whether the nominee would be “independent” (as independence is defined in Rule 5605(a)(2) of the NASDAQ Rules), would meet the heightened independence requirements of NASDAQ Rule 5605(c)(2) and SEC Rule 10A-3(b)(1) for service on the Audit Committee and would not have a relationship, which in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director;
2.	whether the nominee has the personal attributes for successful service on the Board, such as demonstrated character and integrity, experience at a strategy/policy setting level, high-level managerial experience in a relatively complex organization or experience dealing with complex problems, a proven ability to work effectively with others, and sufficient time to devote to the affairs of the Company;
3.	whether the nominee would be considered to have “financial sophistication” as described in applicable NASDAQ Rules or to be an “audit committee financial expert” as described in SEC regulations (as incorporated into the Audit Committee charter);
4.	whether the nominee has been the chief executive officer or senior executive of a public company or a leader of a major complex organization, including industry groups or governmental organizations;
5.	in recognition of the Company’s strategy to leverage its diverse portfolio of transportation services, whether the nominee has senior level experience in providing or buying transportation services in one or more segments of the transportation industry, including those segments in which the Company engages or proposes to engage;
6.	whether the nominee, by virtue of particular experience, technical expertise or specialized skills or contacts relevant to the Company’s current or future business, will add specific value as a Board member;
7.	whether the nominee possesses such knowledge, skills, expertise and depth and diversity of experience so as to enhance the Board’s ability to manage and direct the affairs and business of the Company;
8.	whether any nominee who is an existing director continues to be suitable for continued service; and

9.	whether there are any other factors related to the ability and willingness of a new nominee to serve, or an existing Board member to continue his/her service on the Board.

Procedures for Shareholders Recommending Director Candidates for Consideration by the Committee.    Any shareholder wishing to suggest a candidate for director for consideration by the Governance Committee should write to the Corporate Secretary, at the Company’s offices in Dublin, Ohio, and include:

1.	a statement that the writer is a shareholder and is proposing a candidate for consideration by the Governance Committee,
2.	the name, age and contact information for the candidate,
3.	a statement of the candidate’s business and educational experience,
4.	to the extent practicable, information regarding each of the factors listed above sufficient to enable the Governance Committee to evaluate the candidate,
5.	information about any relationship or understanding between the proposing shareholder and the candidate, and
6.	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

The Corporate Secretary will forward properly submitted shareholder-proposed candidates to the Chairman of the Governance Committee for consideration at a future Governance Committee meeting.

Procedures for Shareholders Wishing to Nominate Director Candidates.    In addition to proposing nominees for consideration to the Governance Committee, under our bylaws, shareholders may also directly propose nominees for consideration at an annual meeting, or at a special meeting of shareholders at which directors are to be elected pursuant to the Company’s notice of such meeting. The Company’s current bylaws establish deadlines and procedures that a shareholder must follow to nominate a director at any such meeting. A person must be a shareholder of record entitled to vote in the election of directors generally at the meeting both on the date that such person gives notice of the nomination for director and at the time of the meeting. The shareholder must give written notice of the nomination, either by personal delivery or by United States mail, postage prepaid, and such notice must be received by the Company’s Corporate Secretary at its principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the date on which the prior year’s notice of annual meeting was provided. If the Company did not hold an annual meeting the previous year, or if the date of the annual meeting has been changed to be more than 30 calendar days earlier than or 60 calendar days after that anniversary, then, in order to be timely, a shareholder’s notice must be received at the Company’s principal executive offices not more than 90 calendar days before the actual meeting date and no later than the later of 60 days before the date of such annual meeting or the tenth day after the date on which public announcement of such annual meeting is first made. Provided that our Board has determined that directors are to be elected at a special meeting of shareholders pursuant to our notice of meeting, a shareholder may nominate a director for election at the special meeting only if such shareholder gives written notice of such director nomination, either by personal delivery or by United States mail, postage prepaid, and such notice must be received by the Company’s Corporate Secretary not later than the close of business on the tenth day after the date on which notice of such special meeting is first given to shareholders.

Our bylaws set forth specific requirements that such shareholders and written notices must satisfy. Any shareholder filing a written notice of nomination for director must describe various matters regarding the nominee and the shareholder and the underlying beneficial owner, if any, on whose behalf the nominee is being proposed, including, among other things, such information as name, address, occupation, shares, rights to acquire shares and other derivative securities or short interest held, and any agreements, understandings or arrangements or other material relationships between the shareholder and beneficial owner, if any, and the nominee.

Our bylaws also state specific eligibility requirements that shareholder nominees for director must satisfy, which require such nominees to:

•

complete and return a written questionnaire with respect to the background and qualification of the nominees and the background of any other person or entity on whose behalf the nomination is being made; and

•	provide a written representation and agreement that the nominee:
•

is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (2) any Voting Commitment that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law;

•

is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and

•

in the nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance if elected as a director and will comply with all of our applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Copies of those requirements will be forwarded to any shareholder upon written request. Our bylaws are also available on the “Investor” pages of our website at www.pacer.com.

In addition to these requirements discussed above, a shareholder proposing persons for election as a director at an annual meeting or special meeting of shareholders must also comply with all applicable requirements of the Exchange Act and SEC regulations with respect to nominations for director.

For more information about deadlines for submission of shareholder nominations for next year’s shareholder meeting, see the section below entitled “Notice of Shareholder Proposals.”

Selection of Nominees Named in this Proxy Statement.    Generally, nominees for director are identified and suggested by the members of the Board from their networks of business, industry, professional and other contacts that are relevant to the general characteristics for director and the specific needs of the Board identified by Governance Committee and the Board. For example, our newest director, Robert D. Lake, was proposed by Mr. Avramovich, who personally knew Mr. Lake through his service to Exel, plc and thus was aware of Mr. Lake’s senior executive experience in the transportation and logistics industry. Our second newest director, Dennis A. Chantland, was proposed by Mr. Coates, who personally knew Mr. Chantland through consulting relationships and was familiar with Mr. Chantland’s experience with supply chain management, transportation procurement, and accounting, finance and administrative issues from the shipper’s perspective. Our third newest director, Robert Grassi, was proposed by Mr. Giftos, who personally knew Mr. Grassi through his service at Sea-Land Services and CSX World Terminals and was familiar with Mr. Grassi’s qualification as an “audit committee financial expert” and his significant insight into and experience from the perspectives of both a rail supplier to and ocean shipping customer of our intermodal services and an ocean carrier supplier to our international logistics operations. The Board and the Governance Committee have not retained any executive search firms or other third parties to identify or evaluate director candidates in the past. The Governance Committee approved the selection of each nominee for director named in this proxy statement.

COMPENSATION COMMITTEE

Responsibilities, Members and Meetings.    The Compensation Committee reviews and approves compensation policies and forms of compensation provided to our directors and executive officers, considers management’s recommendations for the cash incentive plans and approves incentive payments for our officers and other employees, and administers our equity incentive plans and approves the recipients and terms of equity awards under these plans.

The members of the Compensation Committee are Messrs. Coates (Chairman), Chantland, Giftos, and Rennard. The Compensation Committee met ten times during 2010 and acted by unanimous written consent three times.

Compensation Committee Charter.    We have adopted a charter of the Compensation Committee. The charter of the Compensation Committee is available under the Corporate Governance webpage of the Investors section of our website at www.pacer.com.

Scope and Authority of the Committee.    The Compensation Committee is responsible for:

a.	establishing, reviewing and approving the overall executive compensation philosophy and policies of the Company;
b.	determining the compensation of the Company’s CEO and other executive officers including base salary, bonus target levels, stock option grants, restricted stock awards, other equity compensation, and other compensation;
c.	making recommendations to the Board with respect to the adoption of any new cash or equity incentive compensation plans or new forms of compensation payable to the executive officers;
d.	reviewing and approving any annual or long-term cash bonus or incentive compensation plans in which the executive officers of the Company participate;
e.	administering cash or equity incentive compensation, including approving, ratifying or amending grants or awards made under any such plans, and reviewing and monitoring awards under such plans, all in accordance with the Committee’s authority and other terms set forth in such plans;
f.	reviewing and approving for the CEO and the other executive officers of the Company any employment agreements, severance arrangements, and change in control agreements or provisions, if the terms of such agreements, arrangements or provisions are in excess of the authority delegated to members of management under the Company’s Commitment Authorities Guidelines (or any successor delegation of authority) as more fully described below;
g.	recommending to the Board the amount and form of compensation of non-management directors; and
h.	performing other duties delegated to the Committee by the Board under various executive compensation plans.

Under our Commitment Authorities Guidelines, our Board has delegated to the Chief Executive Officer the authority to create a new position or fill a vacant position within specified parameters, except that compensation of any executive officer must be approved by the Compensation Committee.

The Compensation Committee has not delegated any authority to make option grants or equity awards to management or any other persons. Such authority may be delegated by the Committee only as permitted under the terms of the applicable equity compensation plan and applicable law.

Role of Compensation Consultants.    Under its charter, the Compensation Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Company’s expense after notice to the Company, such compensation consultants, independent counsel or other advisors as it deems reasonably necessary to discharge its duties. In November 2008, the Compensation Committee engaged Towers Watson (formerly Towers Perrin) to advise and assist the Compensation Committee in implementing a special incentive program for the CEO and executive officers as well as a general long-term incentive program for executive officers and other key employees. The Compensation Committee instructed

Towers Watson to provide information on current market practices related to incentive plan design, design various alternative plans, discuss the alternatives with the Compensation Committee and management, and provide a final recommended approach. Representatives of Towers Watson presented their recommendations to and received additional direction from the Compensation Committee at its February 2009 meeting. In late 2009, the Compensation Committee engaged Towers Watson to update its studies of compensation practices of the Company’s peers. A representative of Towers Watson attended the February 2010 meeting of the Compensation Committee, reported on the results of its competitive market assessment for the top 15 positions within Pacer, provided recommendations on long-term equity and executive officer cash incentive programs and discussed potential revisions to the proposed programs with the Compensation Committee. During 2010, the Compensation committee worked closely with Towers Watson to develop, implement and approve the long-term incentive awards adopted in June 2010 as further described in the CD&A.

Compensation Policies and Practices as They Relate to the Company’s Risk Management.    In carrying out its responsibilities for establishing, reviewing and approving the Company’s compensation philosophy and policies and the terms and amount of compensation provided to the Company’s executive officers, including cash and equity incentive awards, the Compensation Committee has reviewed and discussed with management the Company’s compensation policies and practices of compensating its employees as these compensation practices and policies relate to risk management and potential risk-taking incentives. The Compensation Committee’s review and discussion covered, among other matters, the consistent risk profile and compensation structure among the Company’s various business units, the levels of control that a business unit’s employees can exert over the unit’s profitability, any potential timing differences between when bonuses or equity awards are vested upon achievement of performance goals and when the income and risk associated with the goals would be realized, the balance between short-term and long-term incentive compensation and other compensation design issues to modulate risk-taking activities and align employee incentives with shareholder value. Based on such review and discussion, the Compensation Committee determined that the Company’s compensation policies and practices for its employees were not reasonably likely to have a material adverse effect on the Company. The full Board considered and concurred with the Compensation Committee’s conclusion.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Chantland, Coates, Giftos, and Rennard served on the Compensation Committee during 2010. No member of the Compensation Committee has served as an officer or employee of Pacer or any of its subsidiaries during the fiscal year or was formerly an officer of Pacer or any of its subsidiaries. In addition, during 2010, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee is responsible for establishing, reviewing and approving the Company’s compensation philosophy and policies, reviewing and making recommendations to the Board regarding forms of compensation provided to the Company’s directors and officers, reviewing and determining cash and equity awards for the Company’s officers and other employees, and administering the Company’s equity incentive plans.

In this context, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

THE COMPENSATION COMMITTEE

J. Douglass Coates (Chairman)

Dennis A. Chantland

P. Michael Giftos

Robert S. Rennard

*The report of the Compensation Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

AUDIT COMMITTEE

Responsibilities, Members and Meetings.    The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audit of the Company’s consolidated financial statements. The Audit Committee also selects and engages our independent registered public accounting firm and approves their fees, and takes such actions as it deems necessary to satisfy itself that the registered public accounting firm is independent of management. Its duties include reviewing the adequacy of the Company’s internal controls and financial controls, reviewing the scope and results of the audit plans of the Company’s independent registered public accounting firm and the Company’s internal auditor, and assessing the Company’s financial reporting activities and accounting standards and principles. The Audit Committee must also pre-approve all audit and non-audit services performed by our independent registered public accounting firm.

The members of the Audit Committee are Messrs. Grassi (Chairman), Chantland, Coates and Rennard. The Audit Committee met twelve times during 2010 and acted by unanimous written consent once.

None of the members of the Audit Committee has participated in the preparation of the Company’s consolidated financial statements at any time. The Audit Committee regularly meets privately with the independent registered public accounting firm and the Company’s internal auditor, has the sole authority to retain and dismiss the independent registered public accounting firm, and periodically reviews its performance and independence from management. The independent registered public accounting firm has unrestricted access and reports directly to the Audit Committee.

Audit Committee Charter.    We have adopted a charter of the Audit Committee. The charter of the Audit Committee is available under the Corporate Governance webpage of the Investors section of our website at www.pacer.com. Under its charter, the Audit Committee may conduct or authorize investigations into matters within the Committee’s scope of responsibilities, may retain, at the Company’s expense, independent counsel or other advisors and experts as it deems reasonably necessary to discharge its duties and may perform such additional activities and consider such other matters within the scope of its responsibilities, as the Audit Committee or the Board deems necessary or appropriate.

Audit Committee Financial Expert.    The Board has determined that Mr. Grassi qualifies as an “audit committee financial expert” as defined by the SEC and is “independent” as independent is defined in Rule 5605(a)(2) of the NASDAQ Rules and also independent for purposes of Section 10A(m)(3) of the Exchange Act and SEC Rule 10A-3(b)(1) thereunder. The Board has also determined that all members of the Audit Committee are able to read and understand fundamental financial statements and are financially sophisticated.

AUDIT COMMITTEE REPORT*

The Audit Committee oversees the Company’s accounting and financial reporting process on behalf of our Board. Management has the primary responsibility for establishing and maintaining an adequate system of internal control over financial reporting, for preparing the consolidated financial statements and for the public reporting process. PricewaterhouseCoopers LLP, or “PwC,” the Company’s independent registered public accounting firm, is responsible for expressing opinions on the Company’s consolidated financial statements, on the financial statement schedule, and on the effectiveness of the Company’s internal control over financial reporting based on their integrated audits.

In this context, the Audit Committee has met and held discussions with management and PwC regarding the audited consolidated financial statements of the Company for the year ended December 31, 2010, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s audit of the effectiveness of the Company’s internal control over financial reporting. Management has also represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has discussed with PwC that firm’s judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee (including Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended (AICPA, Professional Standards, Vol. 1, AU 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has received the written disclosures and letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with PwC the independence of PwC from the Company and its management. The Audit Committee also concluded that PwC’s provision of audit and non-audit services to the Company is compatible with that firm’s independence.

The Audit Committee, with and without management present, discussed with PwC and the Company’s internal auditors the overall scope and plans for their respective audits, the results of their examinations, their evaluations of the Company’s internal controls over financial reporting and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

THE AUDIT COMMITTEE

Robert J. Grassi (Chairman)

Dennis A. Chantland

J. Douglass Coates

Robert S. Rennard

*The report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the 2010 fiscal year. In addition to being engaged to audit Pacer’s consolidated financial statements and internal control over financial reporting and to review the consolidated financial statements included in Pacer’s quarterly reports on Form 10-Q, PwC also was engaged by Pacer during 2010 to perform certain tax-related services.

The following table presents fees for professional audit services rendered by PwC for the audit of our annual consolidated financial statements for the 2009 and 2010 fiscal years and fees for other services rendered by PwC during those periods. The fees from professional audit services rendered by PwC for each of 2009 and 2010 reflect the amount billed, or to be billed, by PwC for such services with respect to such fiscal year.

	2009	2010
Audit Fees (1)	$1,431,874	$1,184,418
Audit-Related Fees (2)	$116,628	—
Tax Fees (3)	$96,491	$204,545
All Other Fees	—	—

(1)	During 2009 and 2010, PwC’s fees included work in connection with the year-end audit, quarterly reviews of the Company’s consolidated financial statements, other compliance-related services, services in connection with the internal control attestation required under Section 404 of the Sarbanes-Oxley Act of 2002 and statutory audits of foreign subsidiaries in Mexico and Germany. The amount for audit services in 2009 differs from the amount shown in the last year’s proxy statement due to the inadvertent omission of fees for statutory audit services to our foreign subsidiaries.

(2)	During 2009, PwC’s fees included procedures related to transactional activity as well as additional assurance work regarding internal controls in connection with the implementation of the SAP financial and accounting applications.

(3)	During 2009 and 2010, tax services rendered by PwC included consultation, advice and other work in connection with cross-border transfer pricing matters and tax strategies and preparation of the Company’s consolidated federal tax returns and other state tax returns. In 2009, tax services also include tax assistance with tax filings by the Company’s non-U.S. based subsidiaries.

PwC did not perform any professional services related to financial information systems design and implementation for Pacer in 2009 or 2010.

Services by PwC referenced in the table above were subject to Audit Committee approval pursuant to its policy on pre-approval of audit and non-audit services discussed below under the heading “Pre-approval of Audit and Non-Audit Services.”

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee intends to pre-approve all audit and non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the accountants’ independence. The Committee’s current practice combines specific approval of certain engagements of its independent auditor and general pre-approval of certain types of audit, audit-related, tax-related and other services under a pre-approval policy adopted in February of each fiscal year. Under the pre-approval policy, the Audit Committee pre-approves the performance of audit-related and tax services and fees for such services in each case of up to $50,000 without further Audit Committee approval. Under the pre-approval policy, the Audit Committee also pre-approves all audit services. The fees for audit services are approved in connection with the approval of that year’s audit plan or in connection with specific engagements. Specific Audit Committee approval is required for all other fees for services to be provided by the independent auditor. The auditors are required to provide an estimate of total fees and the methodology for determining fees under each category of audit, audit-related, tax and other services pre-approved under the pre-approval policy. Any proposed fees or services in excess of the maximum fees previously approved by the Audit Committee require further pre-approval by the Audit Committee.

PROPOSAL 2:

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the 2010 fiscal year. The Audit Committee has selected PwC to serve as the Company’s independent registered public accounting firm for the 2011 fiscal year. We are submitting our appointment of the independent registered public accounting firm for shareholder ratification at this annual meeting, subject to the Audit Committee’s discretion to change the appointment at any time during the year.

Our charter and bylaws do not require that our shareholders ratify the appointment of PwC as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If our shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PwC and may still retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change in accounting firm would be in the best interests of the Company and its shareholders.

Representatives of PwC, who will be present at the annual meeting of shareholders, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM.

PROPOSAL 3:

AMENDMENT OF CHARTER

Purpose of Charter Provision.    Our second amended and restated charter currently includes provisions in Section 12 that are substantially similar to the provisions of the Tennessee Business Combination Act, or the “Combination Act,” and are intended to prevent coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with our Board. These provisions are intended to increase the likelihood that acquisition proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer for the benefit of our shareholders.

These provisions are included in our charter because although our Company is incorporated in Tennessee, it is not currently subject to the Combination Act. To be subject to the Combination Act, the Act requires a corporation to satisfy at least two of six specified tests, and we do not currently satisfy at least two of the six tests.

The Company is not aware of any efforts or plans by any person or entity to acquire control of the Company or otherwise enter into any business combination (within the meaning of Section 12 of the charter) with the Company.

Amendment of Charter.    This proposal would amend Section 12 of the charter to eliminate two related exceptions from its application that are no longer advisable or appropriate at this time in the Company’s existence. These two exceptions were included in Section 12 of the charter at the time of our 2002 initial public offering, or “IPO,” to exclude from the application of Section 12 entities that at the time of the IPO were our principal shareholders and the affiliates of these entities. These shareholders, however, subsequently disposed of all of the shares of our common stock that were owned by them at the time of the IPO. Pursuant to our charter, the amendment of this provision of our charter requires the approval by the affirmative vote of the holders of not less than seventy-five percent (75%) of the Company’s outstanding common shares. The following summary of Section 12 of the charter is qualified in its entirety by reference to the full text of such section, a copy of which as proposed to be amended is attached as Exhibit A to this proxy statement.

Proposed Amendment to Eliminate One of the Specified Charter Exceptions for Certain Business Combinations.    Section 12 of our charter currently provides that a “related person” and its affiliates and associates cannot engage in a “business combination” with us or any subsidiary unless:

(a)	the business combination or the transaction that resulted in a shareholder becoming a related person is approved by our Board before that entity becomes a related person;
(b)	a five-year period, commencing with the date the shareholder became a related person, has expired and thereafter the business combination is approved by at least 75% of the outstanding voting stock not beneficially owned by the related person or its affiliates or associates at a properly called shareholders’ meeting; or
(c)	a five-year period, commencing with the date the shareholder became a related person, has expired and the business combination satisfies specified fairness conditions including, among others, the requirement that the per share consideration received in any such business combination by each of our shareholders is not less than the highest of:
•

the highest per share price paid by the related person for shares of the same class or series during the preceding five year period immediately prior to (y) the announcement date with respect to such business combination or (z) the date of the transaction in which the related person became a related person, whichever is higher; plus in each case interest thereon compounded annually from the earliest date on which such highest per share acquisition price was paid through the consummation date at the one-year treasury bill rate from time to time in effect less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash since such earliest date, up to the amount of such interest;

•

the highest preferential amount, if any, per share to which the holders of such class or series are entitled to receive on liquidation, dissolution or winding-up of the Company, plus the aggregate amount of any dividends declared or due as to which such holders are entitled prior to payment of dividends on some other class or series of shares (unless the aggregate amount of such dividends is included in such preferential amount); or

•

the market value per share of each class or series of shares on either the date the business combination is announced or the date when the related person became a related person, whichever is higher, plus interest thereon compounded annually from such date through the consummation date at the one-year treasury bill rate from time to time in effect less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash since such earliest date, up to the amount of such interest.

(d)	the related person became a related person prior to the date of our 2002 IPO; or
(e)	our Board determines that the related person inadvertently became a related person and the related person as soon as practicable divests itself of a sufficient number of shares so that it is no longer a related person.

The proposed charter amendment would eliminate condition (d) above. Without this amendment, a person that was a related person before our IPO would not be required to comply with the Board or shareholder approval or fairness tests for a business combination even if such person no longer owned any common stock of the Company. Each person that was a related person before the date of our IPO has subsequently disposed of their beneficial ownership of our common stock as further discussed below under the heading “Proposed Change to the Charter—Definition of Related Person.” At this time, in the opinion of the Company, there are no such persons that have a pre-existing relationship with the Company that should exempt them from the requirement to negotiate with the Board, obtain shareholder approval or comply with the other fairness requirements that apply to a business combination under the charter.

Definition of Business Combination.    Our charter defines “business combination” generally to mean any:

•	merger, share exchange or consolidation involving the Company or any subsidiary;
•	sale, lease, exchange, pledge, mortgage or other transfer (in one transaction or a series of transactions) of assets having an aggregate market value equal to at least 10% of
•	the aggregate market value of all the assets of the Company (on a consolidated basis),
•	the market value of our outstanding shares, or
•	our consolidated net income;
•

issuance or transfer by the Company of any securities of the Company or any subsidiary (in one or more transactions) to the related person or any of its affiliates or associates (subject to certain limited exceptions);

•

the adoption of any plan or proposal for the liquidation or dissolution of the Company, or any reincorporation of the Company in another state or jurisdiction, proposed by or on behalf of, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with, a related person or any of its affiliates or associates;

•

transactions (whether or not involving a related person or any of its affiliates or associates), proposed by or on behalf of, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with a related person or any of its affiliates or associates which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of shares or securities convertible into shares entitled to vote or securities that are exchangeable for, convertible into, or carry a right to acquire shares entitled to vote, of the Company or any subsidiary which are, directly or indirectly, owned or controlled by the related person or its affiliates or associates, except as a result of immaterial changes due to fractional share adjustments; or

•

financing arrangements, restrictive covenants, tax credits or other tax advantage under which the related person or its affiliates or associates, directly or indirectly, receives a benefit except proportionately as a shareholder.

Proposed Amendment to the Charter—Definition of Related Person.    Section 12 of the charter defines “related person” generally to mean any person or entity which (a) together with its affiliates and associates, is the beneficial owner, either directly or indirectly, of 10% or more of any class or series of the outstanding voting stock of the Company, or (b) is an affiliate or associate of the corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of any class or series of our stock. Section 12 further states, however, that none of Coyote Acquisition LLC, Coyote Acquisition II LLC (together, “Coyote”), Apollo Investment Fund IV, L.P. (“AIF IV”), Apollo Overseas Partners IV, L.P., Apollo Advisors IV, L.P., Apollo Management IV, L.P., Apollo Capital Management, Inc. or any of their respective affiliates or associates (collectively, the “Apollo Entities”) shall be a related person for purposes of Section 12.

In conjunction with the elimination of condition (d) above, the proposed charter amendment would eliminate the foregoing exception to the definition of “related persons” for the Apollo Entities. At the time of the adoption of the charter, AIF IV and Coyote, an affiliate of AIF IV and the other Apollo Entities, were our principal shareholders. In November 2004, AIF IV and Coyote sold all of the shares of our common stock that they beneficially owned at the time of our IPO. As a result, the Board believes that the Apollo Entities should no longer be considered to have a pre-existing relationship with the Company for purposes of the charter provision that should exempt them from the requirement to negotiate with the Board, obtain shareholder approval or comply with the other fairness requirements applicable to a business combination under the charter.

The Board does not believe that the proposed charter amendments will, from a practical perspective, have a meaningful effect on the potential for mergers, tender offers or proxy contests relating to the Company or the ability of a large holder of the Company’s securities to effect a transaction subject to Section 12 as proposed to be amended.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

AMENDMENTS TO SECTION 12 OF OUR CHARTER.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of February 22, 2011, for:

•	each person or entity known by us to beneficially own more than 5% of our common stock;
•	each executive officer named in the Summary Compensation Table set forth in this proxy statement, or the “Named Executive Officers;”
•	each of our directors; and
•	all current executive officers and directors as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person that are exercisable within 60 days of February 22, 2011, but excludes shares of common stock underlying options held by any other person.

Except in cases where community property laws apply or as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The percentage of beneficial ownership is based on 34,911,424 shares of common stock outstanding as of February 22, 2011.

	Common Stock Outstanding (1)	Common Stock Underlying Options Exercisable Within 60 Days	Total Number of Shares Beneficially Owned	Percent
BlackRock, Inc. (2)	2,699,698	—	2,699,698	7.7
Columbia Management Investment Advisers, LLC (3)	1,929,365	—	1,929,365	5.5
FMR LLC (4)	2,023,717	—	2,023,717	5.8
Hourglass Capital (5)	2,216,500	—	2,216,500	6.3
NorthPointe Capital LLC (6)	1,743,972	—	1,743,972	5.0
The Vanguard Group, Inc. (7)	1,868,461	—	1,868,461	5.4
Daniel W. Avramovich	96,946	—	96,946	*
Adriene B. Bailey	—	—	—	*
Michael A. Burns	2,679	—	2,679	*
Dennis A Chantland	20,000	3,000	23,000	*
J. Douglass Coates	3,000	9,000	12,000	*
P. Michael Giftos	975	9,000	9,975	*
Robert J. Grassi	5,000	3,000	8,000	*
John J. Hafferty	12,679	—	12,679	*
Brian C. Kane	—	—	—	*
Michael F. Killea	12,083	90,000	102,083	*
Robert S. Rennard	3,000	12,000	15,000	*
Robert F. Starzel	1,500	12,000	13,500	*
F. Franklin Sutherland	4,153	—	4,153	*
All directors and executive officers as a group (16 persons)	174,944	138,000	312,944	*
*	Less than 1%.

(1)	Amounts shown in this column include with respect to our executive officers, including the Named Executive Officers, (i) all shares of restricted stock granted to such officers and (ii) shares issuable with respect to restricted stock units that vest within 60 days of February 22, 2011. All such shares of restricted stock and restricted stock units were granted under our 2006 Long-Term Incentive Plan. The shares of restricted stock and the shares issuable with respect to the restricted stock units are subject to forfeiture in accordance with the executive officer’s award agreement, including termination of employment before the applicable vesting date, which is March 5, 2011 with respect to the restricted stock units reflected in the table and is June 1 of each of the years 2011, 2012 and 2013 with respect to the restricted stock reflected in the table. The amounts do not include any shares issuable in connection with the performance units awarded in June 2010 to our executive officers, including the Named Executive Officers.

(2)

Based on information contained in Amendment No. 1 to a Schedule 13G filed on February 7, 2011, BlackRock, Inc. has sole voting and dispositive power over 2,699,698 shares and shared voting and dispositive power over 0 shares. The business address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)	Based on information contained in a Schedule 13G filed on February 11, 2011, Columbia Management Investment Advisers, LLC (“Columbia”) and Ameriprise Financial, Inc., as the parent company of Columbia, have shared voting power over 1,582,165 shares, shared dispositive power over 1,929,365 shares and sole voting or dispositive power over 0 shares. The business address for Columbia is 100 Federal St. Boston, MA 02110 and for Ameriprise Financial is 145 Ameriprise Financial Center, Minneapolis, MN 55474.

(4)	Based on information contained in Amendment No. 1 to a Schedule 13G filed by FMR LLC and Edward C. Johnson 3d on February 14, 2011, Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity Management & Research Company (“Fidelity”) have sole voting power over 0 shares, shared voting power over 0 shares, sole dispositive power over 2,023,717 shares and shared dispositive power over 0 shares. Fidelity, a wholly owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of such shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The filing states that the ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 1,825,017 shares. The business address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. The filing further states that (i) members of the family of Edward C. Johnson 3d, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC; (ii) the Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares and that, accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC; and (iii) neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees and that Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(5)	Based on information contained in a Schedule 13G filed on February 11, 2011, Hourglass Master Fund, L.P. has sole voting and dispositive power over 2,000,000 shares and shared voting and dispositive power over 0 shares, and Hourglass Capital, LLC and Kenneth A. Moffet, John H. Moffet and Andrew T. Anton have sole voting and dispositive power over 2,216,500 shares and shared voting and dispositive power over 0 shares. Accordingly to the Schedule 13G, Hourglass Capital serves as an investment adviser and/or control person of, and may be deemed to beneficially own securities owned by, Hourglass Master Fund and other advisory clients. Messrs. Kenneth A. Moffet, John H. Moffet and Andrew T. Anton are the managing members of, and may be deemed to beneficially own securities owned by, Hourglass Capital. The business address for these reporting persons is 4409 Montrose Blvd, Suite 100, Houston, TX 77006.

(6)	Based on information contained in a Schedule 13G filed on February 15, 2011, Northpointe Capital, LLC has sole voting over 1,363,772 shares, sole dispositive power over 1,743,972 shares and shared voting and dispositive power over 0 shares. The business address for Northpointe Capital is 101 Big Beaver, Suite 745, Troy, Michigan 48084.

(7)	Based on information contained in a Schedule 13G filed on February 10, 2011, The Vanguard Group, Inc. has sole voting and shared dispositive power over 37,667 shares, sole dispositive power over 1,830,794 shares and shared voting power over 0 shares. The business address for The Vanguard Group, Inc. is 100 Vanguard Blvd. Malvern, PA 19355.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary.    This Compensation Discussion and Analysis, or “CD&A,” reports on the Company’s compensation principles for the Named Executive Officers whose actual compensation earned during 2010 is set forth in the Summary Compensation Table following this CD&A. Our compensation principles and underlying programs are designed to pay for performance as well as attract, motivate and retain key executives who are crucial to our long-term success. Below are some highlights of our compensation practices in 2009 and 2010:

General

•

We have a disciplined job grade and pay range structure applicable to all employees based on broad-based salary surveys. We have supplemented the broad-based survey data with a customized market analysis comparing our total compensation for the top 15 officers to comparable positions using a carefully selected peer group.

•	On average, our cash compensation (salary and annual cash incentives) falls slightly below the 50th percentile (median) market practice, yet within a competitive range.

•

Management, on its own initiative, imposed a 10% salary reduction on employees making over $50,000 and suspended the Company’s 401(k) matching contribution to employees’ accounts in April 2009 due to the economic downturn and its impact on our profitability. The salary reduction remained in effect for 14 months and was then rescinded in July 1, 2010, and the 401(k) match suspension lasted 20 months and was reinstated on January 1, 2011.

Annual Incentives

•

No annual cash incentive plan was adopted for 2009 due to the severe economic downturn and the effect of circumstances beyond management’s control on a number of significant objectives, nor were any discretionary bonuses awarded for that year.

•

The performance-based cash bonus plan adopted for 2010, or the “2010 Cash Incentive Plan,” required achievement of a “stretch” consolidated operating income objective, which was the same as the operating income target expected under the Board-approved 2010 budget, an objective that was particularly challenging considering the significant changes underway at the Company as a result of the new arrangements with Union Pacific and the significant improvement required over 2009 operating income.

•

The payout level established under the 2010 Cash Incentive Plan for performance meeting the operating income objective was set at only 50% of the participants’ bonus percentage, meaning that even if the Company achieved its budgeted operating income, Company employees, including the Named Executive Officers, would only receive half of their targeted cash incentive pay amount.

•	As we did not meet the threshold level of operating income in 2010, no incentives were paid under the 2010 Cash Incentive Plan.

Long-Term Equity Incentives

•

Our compensation consultant’s market analysis of our peer group showed that our pay practices were not aligned with those of our peers due to the lack of a long-term incentive opportunity at the Company. To address this nonalignment, after extensive deliberations and active consultation with an independent compensation consultant, the Compensation Committee adopted in June 2010 a long-term equity award program that provided a limited group of key executives, including the Named Executive Officers who were still employed as of the grant date, with restricted stock units and performance stock units.

•

In adopting the long-term equity award program, the Compensation Committee received and considered recommendations from its compensation consultant and made various changes in the final program it adopted, including changes that created greater internal pay parity by narrowing the difference between targeted award values for the CEO and the other most senior officers and reducing the number of shares issued at the lower threshold level of operating income performance.

•

75% of the value of the 2010 equity awards depend on the Company’s achievement of operating income targets for the last nine months of 2010 and for 2011 and 2012, with the 2010 objective being consistent with the operating income objective established under the Board-approved 2010 budget and a challenging year-over-year growth rate for 2011 and 2012. The remaining 25% of the value of the 2010 equity awards were time-based vesting restricted stock units to provide retention incentives to these key executives.

•

The Compensation Committee, in consultation with its compensation consultant and with management, selected operating income as the performance measure because it best reflects management’s performance and is a key driver for stock price appreciation.

•

In making the 2010 performance unit awards, the Compensation Committee doubled the percentage of base salary that senior executives could earn in incentive pay for achieving operating income performance, which was consistent with the Committees emphasis on “pay for performance.”

•

Consistent with our “pay for performance” policy, none of the performance units that could have earned for the 2010 performance period were earned since we did not achieve the threshold level of operating income.

•	All equity awards under the 2006 Long-Term Incentive Plan are subject to clawback for financial statement restatements due to errors, omissions or fraud.

•	Performance units only vest upon the “double-trigger” of a change in control and a termination of employment.

Severance and Other

•	“Double-triggers” are also required for the Named Executive Officers to receive enhanced benefits under our supplemental severance program and accelerated vesting of restricted stock unit awards.

•	Our employment agreements with the Named Executive Officers require the officer to refrain from soliciting our customers, employees and subcontractors and from competing with us after employment.

•	We are not obligated to reimburse excise taxes paid by Named Executive Officers on severance pay.

•

In February 2011, we adopted share retention guidelines for executive officers that require executives, including the Named Executive Officers, to retain 50% of the shares (net after payment of the exercise price (if any), taxes and other withholdings) received from the Company upon satisfaction of applicable vesting conditions until, in the case of the CEO, he owns shares valued at three times his base salary and, in the case of other officers, they own shares valued at one times their respective base salaries.

•	None of our employees, including the Named Executive Officers, participate in a pension plan.

These foregoing highlights are explained in greater detail in the following pages of this CD&A.

Compensation Objectives and Components.    The objectives of our executive compensation policies and programs and the components of compensation that achieve these objectives are set forth in the following table:

Objective	Compensation Components Used to Accomplish the Objective
1. Provide competitive compensation systems that support the Company’s business strategies and objectives	• Annual cash incentives • Performance unit awards • Restricted stock units and restricted stock awards

2. Focus our executives on achieving corporate and business unit financial and operational goals through long-term and annual incentive programs	• Annual cash incentives • Performance unit awards • Restricted stock units and restricted stock awards

3. Align management and shareholder interests through grants of equity-based performance and retention awards	• Performance unit awards • Restricted stock units and restricted stock awards

4. Attract, retain and motivate over the long term high quality, productive individuals by maintaining competitive compensation relative to other companies in the marketplace

•    Base salary and customary employee benefits

•    Annual cash incentives

•    Performance unit awards

•    Restricted stock units and restricted stock awards

•    Employment agreements providing for post-termination compensation in certain circumstances

•    Change in control and severance commitments

Our compensation programs do not include a pension plan or a nonqualified deferred compensation plan.

Mix of Compensation Components.    The Compensation Committee has considered the appropriate mix between base salary, annual cash incentives and long-term equity-based awards and has not established any rigid policies requiring annual cash incentive compensation and long-term equity awards to be a fixed percentage of base salary or total compensation. However, the Compensation Committee has significantly increased the percentage of total compensation dependent on financial performance and continued service under the new equity incentive program adopted in 2010. As a result, in 2010, potential incentive compensation was more than 200% of base salary for the CEO and approximately 100% of base salary for the other most senior executive officers. The table below shows the potential incentive compensation as a percentage of base salary in 2009 and 2010 and demonstrates the Committee’s increasing emphasis on performance-based compensation.

Level of Executive	Potential incentive compensation as a percentage of base salary in 2009	Potential incentive compensation as a percentage of base salary in 2010
CEO	100%	200%
Other most senior executive officers	50%	100%

Base Salary.    The Company pays base salaries at levels believed to be necessary to attract and retain the Named Executive Officers and other key personnel. We have implemented a salary and position grading policy for all levels of employees of the Company. The policy established grades for each position in the Company with an associated salary range, standard long-term equity grant recommendation, standard short-term incentive level (i.e., targeted base salary percentage for awards under the executive officers cash incentive plan) and perquisites (such as car allowance).

In April 2009, due to the economic downturn and its impact on our profitability, our management team decided to reduce base salaries of all employees earning $50,000 or more, including the executive officers, by ten percent (10%), and suspend the Company’s matching contributions to the 401(k) plan. No salary increases were awarded to any executive officers during 2009 and 2010, except that (1) the 10% salary reduction was rescinded and full salaries were restored as of July 1, 2010 and (2) in connection with his promotion to Chairman and CEO as of December 16, 2009, the Compensation Committee increased Mr. Avramovich’s base salary to $500,000, which was adjusted to $450,000 to reflect the 10% salary reduction then in effect. In setting Mr. Avramovich’s salary, the Compensation Committee considered, without any particular weighting, his importance to the Company’s ability to achieve its strategic initiatives, the compensation necessary to retain him and provide him with the basic incentive to achieve those initiatives, the salary paid to the Company’s previous CEOs and the expected impact on the Company’s revenues and size of operations after the sale of assets of our truck services unit and the implementation of the revised contractual arrangements with Union Pacific entered into in November 2009.

When Messrs. Burns and Hafferty were hired in March 2010 as Chief Commercial Officer and Chief Financial Officer, respectively, their salaries, target bonus opportunity and severance periods were set at the same levels that applied to the employees previously holding those titles and were consistent with our position grade and salary range structure.

Annual Cash Incentives.    The 2010 Cash Incentive Plan provided for payment of cash bonuses for meeting a company-wide operating income objective. For 2010, the Company did not achieve the threshold level of operating income performance. Accordingly, the bonus pool was not funded, and no bonuses were paid under the 2010 Cash Incentive Plan.

Each of our executive officers, including the Named Executive Officers, was eligible to participate in the 2010 Cash Incentive Plan. Bonuses payable under the 2010 Cash Incentive Plan were contingent on the degree to which Company’s fiscal year 2010 operating income fell within specified minimum and maximum consolidated operating income targets established by the Committee as shown in the table below:

Payout Levels under 2010 Cash Incentive Plan
Payout Level	Percentage of Performance Target Achieved	Applicable Percentage of Bonus Opportunity Funded into Bonus Pool
No Payout	Less than 80% of targeted operating income	0%
Threshold	80% of targeted operating income	25%
Target	100% of targeted operating income	50%
Full	140% of targeted operating income	100%
Maximum	172% of targeted operating income	150%

If the Company’s actual operating income fell between the threshold and the maximum target amounts, then a proportionate percentage of the bonus pool would have been funded.

As shown in the table above, under the 2010 Cash Incentive Plan, the bonus pool is only funded at 50% when the Company has achieved 100% of its targeted operating income level. To earn the full 100% bonus opportunity, the Company would need to achieve 140% of its targeted operating income objective.

The Company has established an individual bonus target opportunity for the Named Executive Officers and other Company employees, expressed as a percentage of the employee’s annual base salary that generally corresponds to the employee’s title, position or compensation level. The following table sets forth the base salary and target bonus opportunity (expressed as a percentage of base salary and as a dollar amount) of the Named Executive Officers assuming that all of them were employed as of December 31, 2010 and worked for the full year. For actual 2010 base salary that would have been used for setting the 2010 incentive awards if we had achieved any of the operating income objectives, see Note 1 to the table under “2010 Grants of Plan-Based Awards.”

Name	Base Salary	Percentage of Base Salary	Target Bonus Opportunity
Daniel W. Avramovich	$500,000	100%	$500,000
John J. Hafferty	$300,000	50%	$150,000
Michael A. Burns	$300,000	50%	$150,000
Michael F. Killea	$360,000	50%	$180,000
F. Franklin Sutherland	$275,000	40%	$110,000
Adriene B. Bailey	$300,000	50%	$150,000
Brian C. Kane	$300,000	50%	$150,000

The targeted bonus percentages applicable for the Company’s executive officers, including the Named Executive Officers, are reviewed and approved annually by our Compensation Committee.

The 2010 Cash Incentive Plan allowed the final bonus pool to be allocated among eligible employees, other than the executive officers, by the business or functional unit head for employees in his or her business or functional unit. In the case of the CEO, the amount of the bonus was set with reference to the formulas in the plan and was not subject to any discretion other than that which may be exercised by our Compensation Committee. In the case of the other executive officers, the amount of the bonus was set with reference to the formulas in the plan, and was subject to the discretion of the CEO and the Compensation Committee.

2010 Recognition Payments.    In February 2011, our Compensation Committee approved a discretionary recognition program that provided cash incentives to certain employees, including four of the Named Executive Officers who played a critical role in achieving strategic objectives in 2010. The incentives payable under this recognition program were modest, ranging from 7.5% to 15% of base salary, and were recommended by the CEO, with input from the other executive officers (other than with respect to their own awards) and considered the Company’s progress on the strategic transformational objectives set and tracked by the CEO and the Board during 2010. The amounts paid to the four Named Executive Officers, stated in absolute dollars and as a percentage of base salary, are set forth below and their recognized achievements included those stated in table below.

Name of Officer	Amount Paid	Percentage of Base Salary	Achievements Recognized
John J. Hafferty Executive Vice President, Chief Financial Officer	$45,000	15%

•   Assembled experienced finance and accounting team, centralized accounting and finance functions, and improved processes and controls

•   Renegotiated a more favorable $125 million revolving credit facility

•   Facilitated right-sizing of our intermodal container and chassis fleets

Michael A. Burns Executive Vice President, Chief Commercial Officer	$22,500	7.5%

•   Replaced a significant portion of the transitioned east-west big box business from intermodal marketing companies

•   Enhanced customer relations resulting in significant business awards from major shipping customers

Michael F. Killea Executive Vice President, International Logistics, Chief Legal Officer and General Counsel	$54,000	15%

•   Assumed new responsibilities for international freight forwarding and NVOCC operations, which are key lines of business for the Company’s global strategy

•   Facilitated right-sizing of our intermodal container and chassis fleets

•   Renegotiated a more favorable $125 million revolving credit facility

F. Franklin Sutherland Executive Vice President, Network Services	$20,625	7.5%	• Centralized and improved network operations with upgraded personnel, processes and systems

Long-Term Compensation: Awards under the 2006 Long-Term Incentive Plan.    The 2006 Long-Term Incentive Plan, or the “2006 Plan,” allows the Company to issue stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares, and dividend equivalent rights.

Engagement of Consultant for Long-Term Equity Incentive Program Development.    Many of Pacer’s senior management positions have been filled by newly hired executives, and the Compensation Committee’s intention and purpose with the long-term incentive program is to help build a dedicated, cohesive team that would remain with the Company while it implemented its strategic transformational objectives. Accordingly, in late 2009, the Compensation Committee engaged the independent compensation consultant Tower Watson (which was Towers Perrin until early 2010) to provide market data on peer company long-term equity and total compensation practices, to assist in the design of a long-term incentive award program, and to provide recommendations to the Compensation Committee for the development of a long-term incentive award program.

Peer Group Used and Results of Market Analysis.    The market analysis prepared by Towers Watson of competitive compensation practices included a proxy analysis of the following 19 publicly-traded companies in the trucking, air freight and logistics industries as well as survey data from the transportation industry: Arkansas Best Corp., C. H. Robinson Worldwide, Inc., Celadon Group, Inc., Con-Way, Inc., Dynamex, Inc., Heartland Express, Inc., Hub Group, Inc., J.B. Hunt, Knight Transportation, Inc., Landstar System, Inc., Marten Transport Ltd., Old Dominion Freight Line, Inc., Park Ohio Holdings Corp., Ryder System, Inc., Saia, Inc., Universal Truckload Services, Inc., Werner Enterprises, Inc., and YRC Worldwide, Inc. Even though the Company's intermodal operations compete with the major railroad companies for executive talent and often hire railroad executives, the six major North American railroads were omitted from the peer group due to their significantly larger size and scope of operations. The market analysis showed that Pacer’s executive compensation program was not aligned with peer pay practices due to the lack of a long-term incentive opportunity.

Purpose of Long-Term Equity Incentive Program.    From December 2009 to June 2010, the Compensation Committee worked with Towers Watson and the management team to design and implement a long term incentive program for senior executives. On June 7, 2010, after extensive deliberations and consultation with the management team and legal, accounting and compensation advisors, the Compensation Committee granted long-term equity incentive awards to certain key employees and executive officers, including all of the Named Executive Officers other than Mr. Kane and Ms. Bailey who were no longer employed by the Company on the date of grant. These awards are intended, among other goals, to

•	drive shareholder value by providing key management with a personal stake in the financial success of the Company;
•	promote a cohesive and consistent team of key managers through effective performance and retention incentives; and
•	foster continuous and sustainable efforts towards achieving the Company's strategic and financial goals.

Types of Awards.    The long-term equity incentive awards granted in June 2010 are divided into two types:

(1)	restricted stock units vesting 33%, 33% and 34% each year over a three-year service period, with the first vesting date being March 5, 2011; and
(2)	performance stock units vesting based on the Company's achievement of operating income targets established by the Committee for each of three performance periods and the continued employment of the grantee through March 5, 2013.

Why Restricted Stock Units rather than Options.    In considering and deciding to use restricted stock units rather than options, the Compensation Committee determined that restricted stock or restricted stock units were preferable to stock options because options (1) require a greater number of the shares to provide comparable compensation value and would deplete the available shares authorized for issuance under the 2006 Plan, (2) impose a greater accounting and administrative burden, (3) provide less predictable value to grantees because their value depends so greatly on the timing of an executive’s decisions to exercise the option and sell the shares, and (4) have value based on changes in the issuing company’s stock price over which some executives have less visibility and control.

Aggregate Award Value of 2010 Equity Grants.    The Compensation Committee set the aggregate dollar values of the long-term incentive awards granted to each grantee, or the “Aggregate Award Value,” as a specified percentage of the grantee’s base salary based on salary grade, with 75% of the Aggregate Award Value allocated to the performance unit award and 25% of the Aggregate Award Value allocated to the restricted stock unit award. The number of shares of the Company’s common stock subject to awards granted to each grantee was determined by dividing the Aggregate Award Value of the award granted to each grantee by $6.93, which was the closing price of the Company’s common stock on June 7, 2010, the date of grant. The table below shows for each of the Named Executive Officers (other than Mr. Kane and Ms. Bailey who were not employed on the date of grant) the Aggregate Award Value and the grant date value allocated to performance units and restricted stock units. One-third of grant date value of the performance units (which represents 25% of the Aggregate Award Value) is eligible to be earned in each of the three performance periods.

Name	Award Value of 2010 Program Awards (subject to vesting) (100%)	Grant Date Value of Restricted Stock Units (subject to vesting) (25%)	Grant Date Value of Performance Units (subject to vesting) (75%)
Daniel W. Avramovich	$749,999	$187,498	$562,501
Michael F. Killea	$225,003	$56,251	$168,752
John J. Hafferty	$225,003	$56,251	$168,752
Michael Burns	$225,003	$56,251	$168,752
Franklin Sutherland	$137,498	$34,373	$103,125
Note: All values determined using the per share closing price of $6.93 for the Company’s common stock on June 7, 2010, the date of grant.

Performance Units Dependent on 2010 Performance Period Results: Outcome.    One third of the performance units awarded to the executive officers in June 2010 was eligible to be earned if the Company met its operating income target for the 2010 performance period (April 1, 2010 to December 31, 2010). At threshold performance which was set at 75% of the target operating income, one-third of the performance units eligible to be earned in 2010 (or 11.11% of the total performance units awarded to each grantee) could have been earned for the 2010 performance period. The Company did not meet the threshold operating income level for the 2010 performance period, and, accordingly, no performance units were earned by any of the executive officers with respect to the 2010 performance period.

Considerations in Setting Aggregate Award Value:    The Aggregate Award Value for each position and participant was based on competitive market data and the role the position plays in the Pacer organization, using the market median (50th percentile) as a guidepost for setting the Aggregate Award Value and considering other factors, including, with no particular weighting, overall affordability of the program, share consumption and internal pay equity. Based on the market median data from the peer and general industry groups, Towers Watson suggested an Aggregate Award Value of 225% of base salary for the Company’s CEO, and an Aggregate Award Value of 60% of base salary for the Company's salary grade for the most senior executive officers, such as the Chief Financial Officer, the Chief Commercial Officer and the Chief Legal Officer. In consultation with the CEO, the Compensation Committee chose instead to narrow the differential between the Aggregate Award Level for the CEO and the most senior executive officers, targeting the CEO’s award at 150% of base salary and the other senior executive officers at 75%. In lowering the CEO’s Aggregate Award Value, the Committee also took into account the 100,000 shares of restricted stock previously awarded to the CEO in June 2008 and March 2010. By increasing the Aggregate Award Value for the most senior executives other than the CEO, the Committee sought to recognize the importance of these other senior executives to the Company’s ability to execute its transformational strategy.

Also in making its decisions about the Aggregate Award Values in total for all participants, the Compensation Committee reviewed financial models showing executive compensation as a percentage of shareholder gains at assumed targeted payout and stock appreciation levels and confirmed with Towers Watson that the executive gains compared to shareholder gains were within the range of observed practices and aligned with market norms.

Weighting between Time-Vested and Performance-Vesting Units.    By assigning 75% of the Aggregate Award Value to performance units tied to operating income performance and to continued employment and 25% of the Aggregate Award Value based solely on continued employment, the Compensation Committee emphasized its “pay for performance” focus while also to a lesser extent providing more certain value for executives who continued to work for the Company through each year of three-year vesting period.

Vesting Period for Time-Vested Units.    For the 25% of the awards that vest over time based solely on continued employment, the Compensation Committee chose vesting in equal annual increments over a three year period. It determined that incremental annual vesting would enhance retention and engagement during a key time period for the Company and would begin building the stock ownership of the new executive team. See “Stock Ownership Guidelines” below.

Vesting Conditions for Performance Units.    The performance units, which represent 75% of the awards, are subject to two vesting conditions. The first condition is achievement of the applicable operating income target in any of the three performance periods: (1) April 1, 2010 to December 31, 2010; (2) January 1, 2011 to December 31, 2011; and (3) January 1, 2012 to December 31, 2012. One-third of the number of performance units can be earned with respect to each performance period. The actual number of performance units earned for each period depends on the degree to which the operating income performance target is achieved as set forth in the following table, with earned amounts interpolated for actual operating income between 75% and 100% and 100% and 125% of the targeted operating income for a performance period.

Payout Levels for the Performance Period
Payout Level	Percentage of Performance Target Achieved	Applicable Percentage of Target PSUs Earned
No Payout	Less than 75%	0%
Threshold	75%	33.3%
Target	100%	100%
Maximum	125%	200% (Maximum payout)

The second condition for vesting of those performance units is the participant’s continued service to the Company through March 5, 2013, at which time the participant will receive shares of the Company’s common stock based upon the number of shares that have been earned with respect to the three performance periods.

The payout table above was consistent with prevalent incentive plan practice and Towers Watson’s suggested payout levels, except that the Compensation Committee reduced the award payout at 75% of target from 50% to 33.3% to account for the fact that the executives would also be receiving value from the restricted stock units vesting over time.

Why Operating Income as the Performance Objective.    The Compensation Committee considered a number of potential performance targets other than operating income, including stock price, revenues, market share, and capital efficiency measures. The Compensation Committee also considered adding a second performance metric, discussed the various unusual events that could affect the Company's’ financial results, and noted the challenges of setting a second performance metric when the economy and the Company’s business were in transition. After these deliberations, the Compensation Committee, in consultation with management, concluded that operating income was the most appropriate for these awards at this time because it:

(1)	is the metric over which participants had the most influence and visibility;
(2)	requires management to both increase revenues and control expenses;
(3)	is understandable, measurable, and best reflects management’s performance; and
(4)	is a key driver for stock price improvements in the eyes of investors and analysts.

Setting the Targeted Operating Income Level.    The operating income target to earn the portion of the performance units for the first performance period, April 1, 2010 to December 31, 2010, was set at operating income for that period in the Company’s Board-approved budget. In setting this target level, the Compensation Committee noted that the 2010 budgeted operating income, while feasible to meet, required significant growth from 2009 and would be challenging to achieve in light of the significant changes underway at the Company. For the 2011 and 2012 performance periods, the operating income targets would require compound annual growth over the higher of (1) actual 2010 operating income or (2) the 2010 budgeted operating income. The Compensation Committee concluded that the targeted growth rate in operating income would be a reasonable growth level for companies in the intermodal transportation and logistics industry and would be challenging for the Company in 2011 and 2012 considering the business changes facing the Company, including expiration of the legacy Union Pacific agreement in October 2011 and the gradual rate increases being paid to Union Pacific under the November 2009 contractual arrangements.

2011 Long-Term Incentive Awards.    The 2010 awards were designed with the intention that similarly structured awards would be granted annually to a consistent group of senior executives, consisting of the CEO and the officers directly reporting to the CEO, and to other senior officers that could change each year to attract talent, drive goal achievement, reward performance and encourage retention of key contributors. Consistent with such intention to implement similar ongoing annual awards, the Compensation Committee granted, effective as of March 5, 2011, to the Company’s executive officers performance units and restricted stock units that are structured the same as the June 2010 grants described above, except that a second metric, operating margin percentage (operating income as a percentage of revenues), was added as a performance condition for each of the 2011, 2012 and 2013 performance periods. The 2011 awards are more fully described in Item 9B of our 2010 Annual Report.

Time-Vested Restricted Stock Grant to New CEO.    In March 2010, the Compensation Committee granted 50,000 shares of restricted stock to Mr. Avramovich in connection with his promotion to Chairman and CEO. This award along with 50,000 shares of restricted stock granted to him in June 2008 in connection with his hiring resulted in a total award of 100,000 shares of restricted stock, which was the targeted number of restricted shares to be granted to any person who serves as CEO. Each of these shares vest in 25% installments based on continued service over a four-year period.

Stock Ownership Guidelines.    In connection with the adoption of a new director compensation program (see Note 2 to the table under the heading “2010 Director Compensation”) the long term equity grants to executive officers, the Compensation Committee recommended and the Board adopted share retention and ownership guidelines that require the executive officers and directors to own shares valued at the following multiples of base salary or cash retainer and, until the applicable guideline is met, to retain at least 50% of net shares (shares left after payment of taxes and, in the case of options, the exercise price) earned and vested from equity incentives awarded by the Company:

Directors	3X the current annual cash retainer
CEO	3X current annual base salary
Tier 1 Executive Officers (i.e., executive officers who are recipients of annual long term equity awards)	1X current annual base salary

Employment Agreements.    As discussed below under the heading “Potential Payments upon Termination or a Change in Control,” each of the Named Executive Officers has signed an employment agreement agreeing to certain post-termination covenants in exchange for salary continuation for an established severance period. Employment agreements remain in effect with the Named Executive Officers who are current Pacer employees, Messrs. Avramovich, Hafferty, Burns, Killea and Sutherland, and who are referred to as the “Continuing Officers” in this proxy statement. The employment agreements also establish a minimum base salary and a targeted bonus opportunity. We believe that entering into these employment agreements is in the Company’s best interests because the executives’ post-termination covenants provide important protections for the Company’s proprietary information and key relationships and the severance benefits motivate the executives to stay in the Company’s employ and focus on improving the Company’s performance. We are not obligated to reimburse excise taxes paid by Named Executive Officers on severance pay.

Supplemental Severance Program.    The Compensation Committee has approved a supplemental severance program to maintain its team of key personnel during periods of uncertainty created by a potential or actual change in control. The supplemental severance program, which applies to certain employees of the Company, including each of the Continuing Officers that remained employed by Pacer, doubles the period during which severance would be payable, up to a maximum of 24 months, if the employee’s employment is terminated by the Company or its successor without cause or by the employee with “good reason” within 18 months after a change in control of the Company.

A key protection of the supplemental severance program for participants is the addition of the right to terminate their employment with the Company with “good reason” within 18 months after a change in control of the Company and to receive the increased severance payment. Otherwise, the employment agreements of the Continuing Officers do not provide for severance pay if the executive resigns or terminates employment, even if the employment termination were for “good reason.” Under the supplemental severance program, an executive will have “good reason” to terminate his or her employment with the Company if within 18 months after a change in control his or her base salary, target bonus percentage, contractual employee benefits, title, responsibilities or authorities are reduced, the Company materially breaches the participant’s employment agreement or the participant is required to relocate more than 50 miles from his or her current business office location and such event is not cured within any applicable cure period. The complete definition of “good reason” under the supplemental severance program is set forth under the heading “Potential Payments upon Termination or a Change in Control.” The definition of a “change in control” is the same as in the 2006 Plan and is also set forth in the discussion under the heading “Potential Payments upon Termination or a Change in Control.”

Under this supplemental severance program, no payments are due upon the single trigger of a change in control of the Company. Upon the double trigger of a change in control followed by termination of employment without cause or with good reason within the next 18 months, the period during which existing severance benefits are payable would be doubled, but not to exceed a period of 24 months. Our Compensation Committee determined that as a customary double-trigger program, this supplemental severance program would assist in preventing the loss of key executives and managers to other employers and opportunities, and would thereby maintain the specialized expertise, management experience and dedicated efforts of the Company’s key executives and managers, which are significant assets of an asset-light transportation and logistics company like Pacer. It also determined that providing executives and managers with the right to terminate with “good reason” would benefit the Company and its shareholders by helping preserve the senior and key management team during the period of uncertainty following a change in control. Additional information about the supplemental severance program is set forth in the discussion below under the heading “Potential Payments upon Termination or a Change in Control.”

Other Change in Control Benefits.    As discussed below, vesting of the stock options granted under our 1999 and 2002 Stock Option Plans and the restricted stock and options granted to date under the 2006 Plan accelerate upon a change in control of the Company. Vesting of the restricted stock units granted under the 2006 Plan accelerate on the “double trigger” of (1) a change in control and (2) the grantee’s continued service after the change in control until the first to occur of (A) the expiration of the original service period for such awards, (B) the 18-month anniversary of the change in control, and (C) the termination of the grantee’s service either (i) by the acquirer or surviving company without cause, (ii) by the grantee for “good reason” or (iii) due to the grantee’s death or disability. After a change in control, performance units for performance periods that have not been completed (including performance periods that have not started) will be treated as if 100% of the applicable performance objective(s) has been achieved. Such performance units associated with uncompleted performance periods and performance units that have been earned upon achievement of operating income results for completed performance periods will be paid out in the Company’s common stock upon the same “double trigger” conditions as the restricted stock units. We believe that the terms of the equity compensation plans and the employment agreements enhanced by the supplemental severance program discussed above provide an appropriate balance of single trigger (change in control alone) and double trigger (change in control with termination of employment) conditions.

Policies Relating to $1 Million and other Deduction Limits.    Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of annual compensation of the Named Executive Officers in excess of $1 million unless certain conditions are met. These conditions include that such compensation is based on the attainment, as certified by a committee of two or more outside directors, of pre-established, objective performance goals established in advance by this Committee and paid under a plan approved by shareholders.

Awards under the Company’s long-term incentive plans, including the 2006 Plan, are intended to comply with the conditions of Code Section 162(m) such that compensation earned under these plans would be deductible. The Committee may consider this limitation, among other factors, in making compensation decisions in the future but reserves the right to design and use compensation elements that may not be deductible under Code Section 162(m), if those elements are in the best interests of the Company.

Section 280G of the Internal Revenue Code limits the deductibility by the Company for federal income tax purposes of parachute payments after a change in control that exceed three times an employee’s base compensation amount, and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on the executive who receives the excess payments. The supplemental severance program provides that if the payment of all or part of the increased severance benefit under the program would render the payments subject to the excise tax under Section 4999, then the enhanced severance benefit would be reduced such that the aggregate amount payable to the program participant that is included in the computation of parachute payments does not exceed 2.99 times the participant’s base amount (as defined in Section 280G).

Impact of Restatement of Financial Statements.    All equity awards under the 2006 Plan are subject to potential clawback or recoupment at the direction of the Compensation Committee with respect to any fiscal year in which the Company’s financial statements are restated as a result of errors, omissions or fraud where such restatement negatively affects the Company’s financial results. Further, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial statements due to a material noncompliance with any financial reporting requirement under the federal securities laws as a result of misconduct, our CEO and chief financial officer are legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive from us during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying such financial reporting requirement, as well as any profits they realize from the sale of our securities during such 12-month period. The Compensation Committee will be reviewing its clawback policies after the SEC has issued final regulations on clawback requirements as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the “Dodd-Frank Act.”

Role of the CEO.    Our CEO generally makes initial recommendations to the Compensation Committee regarding base salary, incentive compensation, including individual targeted bonus opportunity percentages, and other forms of cash and equity-based compensation to be paid other members of senior management. Generally, the budget prepared at the direction of the CEO and presented to the Board for approval addresses any proposed across-the-board salary increases for the Company’s employees, including the Named Executive Officers. We expect that our Compensation Committee will continue to solicit input from our CEO with respect to compensation decisions affecting other members of the senior management team.

Equity Grant Practices.    Our Compensation Committee has not generally exercised its discretion to amend stock option, restricted stock, restricted stock unit or performance awards to change the vesting schedule or performance conditions, except that in 2006, it approved amendments (applicable to all outstanding grants) to provide for accelerated vesting in the event of a change in control and, in 2007, in a few limited cases, approved the acceleration of vesting of options for some option holders in connection with the involuntary termination of their employment with the Company.

All options, restricted stock, restricted stock units and performance units granted since our initial public offering in 2002 have been granted with the approval of our Compensation Committee, and the exercise price of any options has been set at the closing price of our common stock on the date that the Compensation Committee approved the option grant. Historically, option grants and restricted stock awards have been approved at our regularly scheduled quarterly meetings of our Board and its Committees, which are usually held just before we announce our quarterly or annual financial results. From time to time, our Compensation Committee has approved option grants outside of the regular meeting schedule by unanimous written consent to correspond to the date that a new non-employee director was appointed to the Board.

Under the long-term incentive program designed in 2010 and discussed above under which the restricted stock units and performance units were awarded in June 2010 and February 2011, the Compensation Committee has awarded, and intends to continue to award, the restricted stock units and performance units on an annual basis before the performance period starts or during the first 90 days of the performance period. As it did for the open position of Executive Vice President, Capacity Planning in 2010, in approving the annual grants, the Compensation Committee may approve awards for an open positions expected to be filled, which awards will then be granted at the time an individual joins the Company or is promoted to fill the known open position.

Other than our general practice of granting awards as discussed above, we have not adopted any program, plan or practice that requires us to grant equity-based awards on specified dates, and we have not made grants of awards that were timed to precede or follow the release or withholding of material non-public information. It is possible that we will establish programs and policies regarding the timing of equity-based awards in the future.

2010 SUMMARY COMPENSATION TABLE (1)

The following Summary Compensation Table sets forth information regarding compensation earned in or with respect to the fiscal years ended December 31, 2010, December 31, 2009, and December 26, 2008 by:

1.	the person who served as our CEO during 2010,
2.	the two persons who served as our chief financial officer during 2010,
3.	our three other most highly compensated executive officers who were serving as an executive officer at the end of 2010, and
4.	one person who served as an executive officer during 2010 but was no longer employed at the end of the fiscal year.

The foregoing officers are referred to in this proxy as the “Named Executive Officers,” and Messrs. Avramovich, Burns, Hafferty, Killea and Sutherland are referred to as the “Continuing Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compen- sation ($) (4)	All Other Compen- sation ($) (5)	Total ($) (6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Daniel W. Avramovich	2010	$475,000	—	$1,076,499	—	$29,061	$1,580,560
Chief Executive Officer & Chairman of the Board (7)	2009	$344,635	—	—	—	$37,781	$382,416
John J. Hafferty	2010	$222,692	$45,000	$225,003	—	$15,369	$508,064
Executive Vice President, Chief Financial Officer (8)
Michael A. Burns	2010	$222,692	$22,500	$225,003	—	$13,015	$483,210
Executive Vice President, Chief Commercial Officer (9)
Michael F. Killea	2010	$342,000	$54,000	$225,003	—	$11,880	$632,883
Executive Vice President, International Logistics, Chief Legal Officer and General Counsel	2009	$347,538	—	—	—	$17,131	$364,669
	2008	$332,303	—	—	$132,921	$24,473	$489,697
F. Franklin Sutherland	2010	$261,250	$20,625	$137,498	—	$8,765	$428,138
Executive Vice President, Network Services (10)
Adriene B. Bailey	2010	$129,250	—	—	—	$314,159	$443,409
Former Executive Vice President, Chief Commercial Officer (11)	2009	$289,615	—	—	—	$20,798	$310,413
Brian C. Kane	2010	$134,080	—	—	—	$316,567	$450,647
Former Executive Vice President, Chief Financial Officer (12)	2009	$289,615	—	—	—	$13,931	$303,546
	2008	$263,462	—	$86,040	$88,000	$20,255	$457,757

(1)	The columns relating to option awards, change in pension value and nonqualified deferred compensation earnings have been omitted because no compensation required to be reported in those columns was awarded to, earned by or paid to, any of the Named Executive Officers with respect to 2008, 2009 or 2010.

(2)

The amounts in this column represent discretionary recognition payments. The Company did not meet the operating income threshold for any of the Continuing Officers to receive cash incentives under the 2010 Cash Incentive Plan. As discussed in the CD&A, the Compensation Committee approved recognition payments to the four Named Executive Officers set forth in the table, in a modest amount, ranging between 7.5% and 15% of base salary based on the employee’s individual contribution to strategic initiatives met in 2010. The recognition payment was paid in February 2011.

(3)	The amounts in this column set forth the grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock, restricted stock units and performance units awarded by the Company. The executive’s actual receipt of the full amount of such grant date fair value depends on the executive’s continued service through March 5, 2013, the Company’s achievement of operating income targets in 2010, 2011 and 2012, and the Company’s stock price at the time of vesting of the awards. The following portion of such grant date fair value of the performance unit award was not earned (and thus was forfeited) by the Continuing Officers because the Company did not meet the operating income target for the 2010 performance period:

Name of Executive Officer	Total Grant Date Fair Value	Grant Date Fair Value of Performance Unit Awards	Grant Date Fair Value of Performance Unit Award forfeited for 2010 Performance	Balance of Grant Date Fair Value of the Performance Unit Award that may be earned based on achievement of 2011 and 2012 performance targets and continued service through March 5, 2013
Daniel W. Avramovich	$1,076,499	$562,501	$187,498	$375,003
John J. Hafferty	$225,003	$168,752	$56,251	$112,501
Michael A. Burns	$225,003	$168,752	$56,251	$112,501
Michael F. Killea	$225,003	$168,752	$56,251	$112,501
F. Franklin Sutherland	$137,498	$103,125	$34,373	$68,752
Note: All values determined using the per share closing price of $6.93 for the Company’s common stock on June 7, 2010, the date of grant.

(4)	The amounts shown in this column represent payments earned under our 2008 annual cash incentive plan. There was no executive officer cash incentive plan in place in 2009 and, accordingly, no annual cash incentive payments were paid or earned with respect to 2009. In 2010, the Company did not achieve the operating income required for funding of the annual cash incentive plan, and, accordingly, no annual cash incentive payments were paid or earned under the 2010 Cash Incentive Plan. For more information about our annual cash incentive plan, see the discussion in the CD&A.

(5)	The amounts in the column entitled “All Other Compensation” represent all other compensation not properly reportable in columns (c) – (f). The 2010 amounts for Mr. Kane and Ms. Bailey include the amounts payable under the former executive’s severance agreement entered into in connection with termination of employment consisting of $300,000 of severance (the equivalent of 12 months of base salary paid over such period) plus the Company’s payment of premiums under COBRA for 12 months totaling $12,608. The amounts for all years for all of the Named Executive Officers include premiums paid for life and disability insurance and either a car allowance or the lease, maintenance and repair payments for a company-supplied vehicle. The amounts for 2008 and 2009 include 401(k) matching contributions and dividends on unvested shares of restricted stock. For Messrs. Avramovich and Burns, the amounts include club dues and fees. For Mr. Hafferty, the amount includes temporary housing and relocation expenses. Except as itemized above, no perquisite or other personal benefits reported for the Named Executive Officers exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that Named Executive Officer.

(6)	The amounts in this column represent the dollar value of total compensation for the year, equal to the sum of columns (c) through (g).

(7)	Mr. Avramovich joined the Company in June 2008 and became CEO and Chairman of the Board as of December 16, 2009. He served as Chief Operating Officer until this promotion. He was not a Named Executive Officer in 2008; accordingly, only compensation for 2009 and 2010 is shown in the Summary Compensation Table.

(8)	Mr. Hafferty joined the Company in March 2010, and, accordingly, only compensation for 2010 is shown in the Summary Compensation Table.

(9)	Mr. Burns joined the Company in March 2010, and, accordingly, only compensation for 2010 is shown in the Summary Compensation Table.

(10)	Mr. Sutherland joined the Company in August 2008 as Vice President, Service & Yield Management and was promoted to Executive Vice President, Network Services in May 2009. He was not a Named Executive Officer in 2008 or 2009; accordingly, only compensation for 2010 is shown in the Summary Compensation Table.

(11)	Ms. Bailey, who joined Pacer in 2000, became Executive Vice President, Chief Commercial Officer in May 2009 and served in that role until March 28, 2010 and continued to be an employee of the Company through June 1, 2010.

(12)	Mr. Kane, who joined Pacer in May 1999, became Executive Vice President, Chief Financial Officer effective September 15, 2008 and served in that role until March 28, 2010 and continued to be an employee of the Company through June 1, 2010.

2010 GRANTS OF PLAN–BASED AWARDS

The following table sets forth information regarding awards granted to our Named Executive Officers with respect to our fiscal year ended December 31, 2010 under our 2010 Cash Incentive Plan and under the 2006 Plan. In 2010, awards under the 2006 Plan were composed of the March 2010 award of restricted stock made to our CEO and the June 2010 awards of restricted stock units and performance units. These represent all grants of awards to our Named Executive Officers under any plan during or with respect to 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
	6/7/2010							27,056	$749,999
Daniel W. Avramovich	3/10/2010	$125,000	$250,000	$750,000	27,056	81,169	162,338	50,000	$326,500
John J. Hafferty	6/7/2010	$28,562	$57,123	$171,370	8,117	24,351	48,702	8,117	$225,003
Michael C. Burns	6/7/2010	$28,562	$57,123	$171,370	8,117	24,351	48,702	8,117	$225,003
Michael F. Killea	6/7/2010	$45,000	$90,000	$270,000	8,117	24,351	48,702	8,117	$225,003
F. Franklin Sutherland	6/7/2010	$27,500	$55,000	$165,000	4,960	14,881	29,762	4,960	$137,498
Adriene B. Bailey (5)	—	$15,616	$31,233	$93,699	—	—	—	—	—
Brian C. Kane (6)	—	$15,616	$31,233	$93,699	—	—	—	—	—

The columns relating to “All Other Option Awards: Number of Securities Underlying Options” and the corresponding exercise price thereof have been omitted because no option awards required to be reported in those columns was made to any of the Named Executive Officers with respect to 2010.

(1)	For more information about our 2010 Cash Incentive Plan and the outcome of the plan for 2010, see the discussion above under the heading “Compensation Discussion and Analysis—Annual Cash Incentives.” Each of the Named Executive Officers participated in 2010 Cash Incentive Plan. As discussed under the heading “Compensation Discussion and Analysis—Annual Cash Incentives,” a Named Executive Officer could achieve 50% of his target bonus opportunity if the Company’s actual 2010 operating income was 100% of the targeted operating income objective and 100% of his target bonus opportunity only if the Company’s actual 2010 operating income was 140% of the targeted operating income. The threshold, target and maximum payout levels under the 2010 Cash Incentive Plan expressed as a percentage of the executive’s base salary earned during the year are set forth in the following table:

	Percentage of Base Salary Payable At			Base Salary *		Amount Actually Paid
Name	Threshold	Target	Maximum
Daniel W. Avramovich	25.0%	50.0%	150.0%	$500,000		$0
John J. Hafferty	12.5%	25.0%	75.0%	$228,493	**	$0
Michael C. Burns	12.5%	25.0%	75.0%	$228,493	**	$0
Michael F. Killea	12.5%	25.0%	75.0%	$360,000		$0
F. Franklin Sutherland	10.0%	20.0%	60.0%	$275,000		$0
Adriene B. Bailey	12.5%	25.0%	75.0%	$124,932	**	$0
Brian C. Kane	12.5%	25.0%	75.0%	$124,932	**	$0

*	excludes the impact of the 10% salary reduction in effect until July 1, 2010
**	pro-rated for employment period in 2010. Messrs. Burns and Hafferty began employment on March 29, 2010. Mr. Kane’s and Ms. Bailey’s employment ended as of June 1, 2010.

Mr. Kane and Ms. Bailey each worked approximately 42% of 2010. Generally, only employees who are employed by the Company on the date the cash incentive is paid, usually in mid-February of the following year, are eligible to receive the cash incentive. Mr. Kane’s and Ms. Bailey’s severance agreements (which reflected the terms of their respective employment agreements) provided for the payment of a pro-rata bonus for the period of employment in 2010, if and to the extent such bonuses were earned under the terms of the 2010 Cash Incentive Plan. No bonuses were earned by any of the Named Executive Officer under the 2010 Cash Incentive Plan so no bonus payments were made under the 2010 Cash Incentive Plan to any of the Named Executive Officers.

(2)	Each of the Continuing Officers was awarded performance units in June 2010. One-third of the number of performance units can be earned in each of the three performance periods depending upon the Company’s operating income performance. The amounts in the table above show the total number of units for the 2010, 2011 and 2012 performance periods that could be earned at threshold (33.33% of the total number of performance units that could be earned for the applicable performance period), target (100% of the total number of performance units that could be earned for the applicable performance period) and maximum performance (200% of the total number of performance units that could be earned for the applicable performance period). For more information about the number of units that may be earned for each of the performance periods, see the chart in the narrative discussion below. For more information about the performance units awarded to executive officers in 2010 and the outcomes of the performance units that could be earned for the 2010 performance period, see the discussion in the CD&A under the heading “Long-Term Compensation: Awards under the 2006 Long-Term Incentive Plan.”

(3)	The amounts in this column represent for Mr. Avramovich the awards granted on (a) March 14, 2010 of 50,000 shares of restricted stock that vest in four equal annual installments on each June 1, commencing on June 1, 2010, which had a grant date fair value of $326,500, and (b) June 7, 2010 of 27,056 restricted stock units (representing a grant date fair value of $187,500 or 25% of his Aggregate Award Value of $750,000 as more fully described in the CD&A). The restricted stock units vest in installments of 33%, 33% and 34% on March 5 of 2011, 2012 and 2013, respectively. The amounts in this column represent for the other Continuing Officers the June 7, 2010 award of restricted stock units vesting in installments of 33%, 33% and 34% on March 5 of 2011, 2012 and 2013, respectively. For each of the Continuing Officers, the restricted stock unit award represented 25% of the Aggregate Award Value for such officer. See the narrative discussion below for more information.

(4)	The amounts in this column represent the grant date fair value of each equity award granted to the Named Executive Officers in 2010 computed in accordance with FASB ASC Topic 718. For Mr. Avramovich, the grant date fair value includes the awards (a) on March 14, 2010 of 50,000 shares of restricted stock, (b) on June 7, 2010 of 27,056 restricted stock units, and (c) on June 7, 2010 of 81,169 performance units. For the other Continuing Officers, the grant date fair value includes the awards on June 7, 2010 of restricted stock units and performance units. Because the Company did not meet the performance target to earn the performance units attributable to the 2010 period, a portion of the grant date fair value was forfeited. See Note 3 to the Summary Compensation Table.

(5)	Ms. Bailey served as Chief Commercial Officer through March 28, 2010 and continued as an employee through June 1, 2010. Since Ms. Bailey worked 42% of the year, the amounts shown in the table represent 42% of the amounts that would have been payable at threshold, target and maximum levels if she had worked the full year.

(6)	Mr. Kane served as Chief Financial Officer through March 28, 2010 and continued as an employee through June 1, 2010. Since Mr. Kane worked 42% of the year, the amounts shown in the table represent 42% of the amounts that would have been payable at threshold, target and maximum levels if he had worked the full year.

The following discussion describes the material terms that apply to the restricted stock awards, performance units, and restricted stock units included in the table above.

Restricted Stock – Vesting, Effect of Disability, Death and Change in Control, and Shareholder Rights.    For Mr. Avramovich, under the terms of the award approved by our Compensation Committee, the 50,000 shares of restricted stock vest in 25% increments subject to his continued service to Pacer on each such June 1 vesting date in 2010 through 2013. The unvested portion of any of these restricted stock awards will vest immediately upon a change in control of Pacer or in the event of his death or disability. The unvested portion of any of these restricted stock awards will be forfeited upon termination of service to the Company (for whatever reason, including by the Company with or without cause or by the participant upon resignation). Grantees are entitled to receive any cash dividends that may be declared on, and have the right to vote, the restricted shares. No dividends were paid or declared on the Company’s common stock in 2010.

Restricted Stock Units – Vesting and Effect of Disability, Death and Change in Control.    The restricted stock unit grants awarded in June 2010 vest in installments of 33%, 33% and 34% of the units awarded on March 5, 2011, 2012 and 2013, respectively, subject as to a given installment to the employee's continued employment with the Company on the applicable vesting date. Vesting of the restricted stock units will accelerate on the “double trigger” of (1) a change in control and (2) the grantee’s continued service after the change in control until the first to occur of (a) the expiration of the original service period for such awards, (b) the 18-month anniversary of the change in control, and (c) the termination of the grantee’s service either (i) by the acquirer or surviving company without cause, (ii) by the grantee for “good reason” or (iii) due to the grantee’s death or disability. For the definition of “change in control” and “good reason,” see the additional information under the heading “Potential Payments upon Termination or Change in Control.” In the absence of a change in control, upon the death, disability or termination of a participant’s employment by the Company without cause, restricted stock units that are scheduled to become vested on the next March 5 vesting date will vest on a pro-rata basis to reflect the period of employment of the grantee before his or her death, disability or termination without cause. All unvested restricted stock units will be forfeited upon voluntary termination of employment by the participant or upon termination of employment with cause by the Company.

Performance Units – Vesting.    The performance units are subject to two vesting conditions. The first condition is achievement of the applicable operating income target for the performance period, with the first performance period extending from April 1, 2010 to December 31, 2010, the second performance period extending from January 1, 2011 to December 31, 2011, and the third performance period extending from January 1, 2012 to December 31, 2012. One-third of the number of performance units can be earned with respect to each performance period. For more information about the performance units awarded to executive officers in 2010 and the outcome with respect to those units that could have been earned for the 2010 performance period, see the discussion above in the CD&A under the heading “Long-Term Compensation: Awards under the 2006 Long-Term Incentive Plan.” The following chart shows the number of performance units that would be awarded to each of the Continuing Officers, assuming that such officer continued to serve through March 5, 2013 and that the threshold (75%), target (100%) or maximum (125%) operating income levels were achieved.

Name	Number of Shares Issuable Under Performance Share Awards
	Threshold		Target		Maximum
	Aggregate for 4/1/10 to 12/31/12 performance period	Per Performance Period	Aggregate for 4/1/10 to 12/31/12 performance period	Per Performance Period	Aggregate for 4/1/10 to 12/31/12 performance period	Per Performance Period
Daniel W. Avramovich*	27,056	9,019	81,169	27,056	162,338	54,113
John J. Hafferty	8,117	2,706	24,351	8,117	48,702	16,234
Michael C. Burns	8,117	2,706	24,351	8,117	48,702	16,234
Michael F. Killea	8,117	2,706	24,351	8,117	48,702	16,234
F. Franklin Sutherland	4,960	1,653	14,881	4,960	29,762	9,921

*	Mr. Avramovich has been granted two separate performance unit awards in order to comply with certain provisions of the 2006 Plan. The information in the table represents the aggregate number of shares that Mr. Avramovich could receive under both grants at each performance level.

Operating income is defined as the Company’s income (loss) from operations as reported in its audited financial statements for the applicable performance period (or in the case of the first performance period, the Company’s audited consolidated financial statements for the year ending December 31, 2010, adjusted to eliminate the Company’s income (loss) from operations for the three months ended March 31, 2010) adjusted to eliminate certain specified extraordinary, unusual and/or non-recurring items as set forth in the award agreement. However, in determining operating income for any performance period for purposes of calculating the number of shares earned for that period, the Compensation Committee may, in its reasonable discretion, reduce such operating income calculated as defined in the award agreement by up to 15% of the original amount of such operating income calculated as defined in the award agreement.

The second condition for vesting of those performance units is the participant’s continued service to the Company through March 5, 2013, at which time the participant will receive shares of the Company’s common stock based upon the number of shares that have been earned with respect to the three performance periods.

Performance Units – Effect of Disability, Death and Change in Control.    After a change in control, performance units for performance periods that have not been completed (including performance periods that have not started) will be treated as if 100% of the applicable performance objective(s) has been achieved. Such performance units associated with uncompleted performance periods and performance units that have been earned upon achievement of operating income results for completed performance periods will be paid out in the Company’s common stock upon the “double trigger” of (1) the change in control and (2) the grantee’s continued service after the change in control until the first to occur of (a) the expiration of the original service period for such awards, (b) the 18-month anniversary of the change in control, and (c) the termination of the grantee’s service either (i) by the acquirer or surviving company without cause, (ii) by the grantee for “good reason” or (iii) due to the grantee’s death or disability. For the definitions of “change in control” and “good reason,” see the additional information under the heading “Potential Payments upon Termination or Change in Control.”

In the absence of a change in control, upon the death, disability or termination of a participant’s employment by the Company without cause, performance units that have been earned upon achievement of operating income results for completed performance periods and for performance periods that have been started but not completed (with the number of shares reduced pro-rata to reflect the period of employment of the grantee during such uncompleted performance period) will be paid out in the Company’s common stock, while performance units with respect to performance periods that have not been started will be forfeited. All performance units will be forfeited upon voluntary termination of employment by the participant or termination of employment with cause by the Company occurring before March 5, 2013.

Restricted Stock Units and Performance Units – Shareholder Rights.    Those performance units and restricted stock units that have vested include the right to receive delivery of additional shares of common stock of the Company, if any, equal to (1) the amount of aggregate dividends (without interest), if any, that the participant would have received if, for the period beginning on the date of grant and ending on the applicable date of vesting, the grantee had owned all of the shares delivered to the grantee upon vesting, divided by (2) the fair market value of a share on the date of vesting. Prior to the vesting date, the grantee has no voting or other rights as a shareholder in connection with the restricted stock units or the performance units.

All Awards Subject to Limits on Transfers.    Until the restricted shares, performance units and restricted stock units have vested, the shares and units may not be sold, pledged or transferred.

All Awards Subject to Clawback Provisions.    The restricted stock, restricted stock units and performance units are subject to a clawback provision under the 2006 Plan. If any of the Company’s financial statements are restated as a result of errors, omissions, or fraud, the plan administrator (currently the Compensation Committee) may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any such award or payment made to any, all or any class of grantees with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from any grantee will be the amount by which the affected award or payment exceeded the amount that would have been payable to such grantee had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the plan administrator may determine. Different amounts may be recovered from different grantees or different classes of grantees on such basis as the plan administrator deems appropriate, but in any case such recovery may not be less the amount required to be repaid or recovered as a matter of law.

For additional information about the grant of restricted stock, restricted stock unit and performance unit awards and the number of shares or units awarded, see the discussion under the heading “Compensation Discussion and Analysis—Long-Term Compensation: Awards under the 2006 Long-Term Incentive Plan.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END (1)

The following table provides information as of December 31, 2010 regarding unexercised options and restricted stock, restricted stock unit and performance unit awards held by each of our Named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Securities Under- lying Unexer- cised Options (#) Exercis- able	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That have not Vested (#) (5)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Daniel W. Avramovich	—	—	—	—	89,556	$612,563	54,114	$370,140
John J. Hafferty	—	—	—	—	8,117	$55,520	16,234	$111,041
Michael A. Burns	—	—	—	—	8,117	$55,520	16,234	$111,041
Michael F. Killea	80,000	—	$12.50	8/22/2011	8,117	$55,520	16,234	$111,041
	10,000	—	$19.65	7/30/2013
F. Franklin Sutherland	—	—	—	—	6,460	$44,186	9,921	$67,860
Adriene B. Bailey	—	—	—	—	—	—	—	—
Brian C. Kane	—	—	—	—	—	—	—	—

(1)	The Option Awards column relating to “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” has been omitted because the Named Executive Officers do not have any unearned unexercised options under an equity incentive plan.

(2)	Options granted to Mr. Killea with a $19.65 exercise price were granted on July 21, 2003 under our 2002 Stock Option Plan and vest in five equal annual installments beginning on the first anniversary of the grant date. The options granted to Mr. Killea with a $12.50 exercise price were granted in 2001 under our 1999 Stock Option Plan and are divided into two tranches, Tranche B and Tranche C. All unvested portions of the Tranche B and C options vested on August 22, 2008, which was seven (7) years from the grant date, but could have vested earlier in 20% increments over five years from the grant date if specified earnings or per share targets had been attained. Of these options, 32,000 shares of the Tranche B and C options vested upon achievement of the specified earnings or per share targets.

(3)

The amounts in this column represent restricted stock (in the case of Messrs. Avramovich and Sutherland) and restricted stock unit awards granted to each of the Continuing Officers under the 2006 Plan. The restricted stock awards vest in equal increments, subject to the Continuing Officer’s continued service to the Company on the next four annual vesting dates. The restricted stock unit awards granted to each of the Continuing Officers in June 2010 vest in installments of 33%, 33% and 34% of the total restricted units awarded on March 5, 2011, 2012 and 2013, respectively, subject as to a given increment to the employee's continued employment with the Company on the applicable vesting date. Mr. Avramovich was granted 50,000 shares of restricted stock in June 2008 which began vesting on June 1, 2009 and 50,000 shares of restricted stock in March 2010 which began vesting on June 1, 2010; accordingly, this column includes 62,500 shares of restricted stock granted to Mr. Avramovich which remained unvested as of December 31, 2010. Mr. Sutherland was granted 3,000 shares of restricted stock on October 28, 2008, which began vesting on June 1, 2009; accordingly, this column includes 1,500 of such shares granted to Mr. Sutherland which remained unvested as of December 31, 2010.

(4)	The amount shown in this column represents the number of shares of restricted stock and restricted stock units that have not vested as of December 31, 2010, multiplied by $6.84, the closing price of the Company’s common stock on December 31, 2010, the last day of the Company’s fiscal year. For more information about the terms of the restricted stock and restricted stock unit awards, see the narrative description above under the heading “2010 Grants of Plan–Based Awards.”

(5)	The amounts in this column represent performance units granted in June 2010 under the 2006 Plan. For more information about the terms of the performance units, see the discussions above under the headings “Compensation Discussion and Analysis—Long-Term Compensation: Awards under the 2006 Long-Term Incentive Plan” and “2010 Grants of Plan–Based Awards.” As described above, one third of the performance units awarded to the executive officers in June 2010 could be earned in each performance period depending on the Company operating income for the applicable performance period (April 1, 2010 to December 31, 2010, January 1, 2011 to December 31, 2011, and January 1, 2012 to December 31, 2012). At threshold performance, which was set at 75% of target operating income performance, one-third of the units that could have been earned for the 2010 performance period (or 11.11% of the total performance units awarded) would have been earned. Since the Company did not meet the threshold operating income level for the 2010 performance period, no performance units were earned by any of the executive officers with respect to the 2010 performance period. Accordingly, the numbers of performance units shown in this column do not include any of the units that could have been earned for the 2010 performance period, and instead set forth the aggregate number of performance units that may be earned by each Continuing Officer for the 2011 and 2012 performance periods at the targeted performance level.

(6)	The amount shown in this column represents the aggregate number of shares of performance units that could be earned as of December 31, 2010 by each Continuing Officer at the targeted performance level for the 2011 and 2012 performance periods, multiplied by $6.84, the closing price of the Company’s common stock on December 31, 2010, the last day of the Company’s fiscal year. As stated in Note 5 above, no performance units were earned for the 2010 performance period, and, accordingly, the market value of unearned units shown in the table above excludes any value for these forfeited performance units.

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises and vesting of restricted stock held by our Named Executive Officers during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Daniel W. Avramovich	—	—	25,000	$195,750
John J. Hafferty	—	—	—	—
Michael A. Burns	—	—	—	—
Michael F. Killea	—	—	3,750	$29,363
F. Franklin Sutherland	—	—	750	$5,873
Adriene B. Bailey	—	—	3,500	$27,405
Brian C. Kane	—	—	3,500	$27,405

(1)	The amount in this column represents the number of shares of restricted stock vested in 2010 multiplied by $7.83, the closing market price of our common stock on the June 1, 2010, the vesting date of the shares.

The Company has adopted share ownership and retention guidelines that require the CEO to own shares valued at three times his annual base salary and other executive officers to own shares valued at one times their respective annual base salaries, and until the applicable guideline is met, to retain at least 50% of net shares (shares left after payment of taxes and, in the case of options, the exercise price) earned and vested from equity incentives awarded by the Company. The share ownership guidelines became effective on February 8, 2011.

PENSION BENEFITS

None of our Named Executive Officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following or in connection with retirement.

NONQUALIFIED DEFERRED COMPENSATION

During 2010, none of our Named Executive Officers were covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements.    Each of the Continuing Officers is a party to an employment agreement with the Company or one of its subsidiaries. Each of the employment agreements with the Continuing Officers provides for the Company to pay severance for a set period if the Company terminates the executive’s employment at any time without “cause.” Upon termination of employment for any reason, each of these officers is entitled to the unpaid portion of his base salary through the date of termination, reimbursement of business expenses and unpaid portions of amounts earned before termination under employee benefit plans in which the executive participated, such as vacation benefits, except for those benefits that require that the executive be employed as of the end of the applicable period for the benefits to accrue. If the executive’s employment were terminated by the Company without cause, the executive is also entitled to continued salary for the severance period listed below and a pro-rata bonus if and to the extent such bonuses were earned under the terms of the Company’s cash incentive plan with respect to the year in which the executive’s employment is terminated.

Upon an executive’s death or disability, the executive would also be entitled to payments under certain life and disability insurance programs provided by the Company. For instance, the death benefit under executive life insurance provided by the Company is 200% of annual salary, up to a maximum of $600,000. There is no obligation for the Company to continue to provide perquisites or health care benefits.

The severance periods for the Continuing Officers in their employment agreements currently in effect are 12 months, except that Mr. Killea’s severance period is 24 months and Mr. Sutherland’s is six months.

As defined under the employment agreements, “cause” means willful misconduct with respect to the business and affairs of the Company, willful neglect of the executive’s duties or the failure to follow the lawful directions of the Board or more senior officers of the Company to whom the executive reports, the material breach of any provision of the employment agreement or any other written agreement between the executive and the Company and, if such breach is capable of being cured, the executive’s failure to cure such breach within 30 days of receipt of written notice thereof, the executive’s commission of a felony or an act of fraud or financial dishonesty with respect to the Company, or the executive’s conviction of a crime involving moral turpitude or fraud.

Under the employment agreements, a change in control of the Company does not, in and of itself, trigger any entitlement to severance or other benefits or protections. All of the Continuing Officers participate in the Company’s supplemental severance program. Under this program, the period during which severance benefit would be payable under the Continuing Officer’s employment agreement is doubled (up to a maximum of 24 months) if the executive’s employment is terminated by the Company without cause or by the executive with good reason within 18 months after a change in control.

Under his or her employment agreements in order to be entitled to severance payments, each of the Continuing Officers has agreed to not disclose our confidential business information and trade secrets; to grant and assign inventions to the Company; and not to participate in a business that competes with us and not to solicit our employees, customers, vendors, agents or contractors to alter adversely their relationship with us. Each of the Continuing Officer’s entitlements to receive severance payments is contingent upon such executive’s not being in breach of any provision of his or her employment agreement that survives termination and not engaging in any activity or conduct proscribed by the confidentiality, noncompetition and nonsolicitation covenants in the employment agreement.

Equity Compensation.    Outstanding options granted under our 1999 and 2002 Stock Option Plans automatically vest upon a change in control. Under the 2006 Plan, any award outstanding on the date of a change in control that is not yet exercisable and vested or earned on such date will become fully exercisable and vested or earned on the date of such change in control unless otherwise determined by the plan administrator on the grant date and set forth in the applicable award agreement. The plan administrator also has additional authority under the 2006 Plan to take other actions in connection with a change in control.

The restricted stock awards granted to date under the 2006 Plan automatically vest upon a change in control. Restricted stock unit and performance unit awards only vest after the “double trigger” of (1) the change in control and (2) the grantee’s continued service after the change in control until the first to occur of (a) the expiration of the original service period for such awards, (b) the 18-month anniversary of the change in control, and (c) the termination of the grantee’s service either (i) by the acquirer or surviving company without cause, (ii) by the grantee for “good reason” or (iii) due to the grantee’s death or disability.

As defined in the 1999, 2002 and 2006 Plans, a “change in control” occurs if:

(1)	any person or group (other than the Company, any subsidiary or Company employee benefit plan) becomes the beneficial owner of 50% or more of the Company’s voting securities;
(2)	a merger, consolidation, share exchange or other reorganization of the Company, other transaction requiring shareholder approval, or sale or disposition of all or substantially all of the Company’s assets is consummated unless immediately following the consummation of the transaction:
a.	more than 50% of the total combined voting power of the entity resulting from the transaction (or ultimate parent corporation) is held by voting securities of the Company immediately before the transaction and such voting power is in substantially the same proportion as the voting power of such voting securities of the Company immediately before the business combination, and
b.	a majority of the board or other governing body of the resulting entity were directors of the Company at the time that the transaction was approved;
(3)	the individuals constituting the Board as of August 1, 2006 (the “incumbent board”) cease to constitute a majority of the Board members; provided, however, that any individual who is approved by 2/3rds of the directors then constituting the board will be considered part of the incumbent board unless the individual’s assumption of office occurs as a result of an actual or threatened proxy contest related to the election of directors; or
(4)	the shareholders approve a plan of complete liquidation or dissolution.

Supplemental Severance Program.    In February 2008, our Compensation Committee approved a supplemental severance program for certain employees of the Company, including the Continuing Officers, that doubles the period of severance pay, up to a maximum of 24 months, if the employee’s employment is terminated by the Company without cause or by the employee with “good reason” within 18 months after a change in control of the Company. The employee will have “good reason” to terminate employment and receive the enhanced severance if any of the following events or circumstances occurs within 18 months after a change in control:

(1)	any reduction in the employee’s annual base salary, target bonus percentage or opportunity, employee benefits or fringe benefits required to be provided under the employee’s employment agreement, provided that the employee notifies the Company, in writing, of the reduction and, if the reduction is capable of being cured, the Company fails to cure it within 30 days after the Company’s receipt of the written notice;
(2)	any material reduction in the employee’s position, title, duties, reporting responsibilities or authorities; provided that the employee notifies the Company, in writing, of such material reduction and, if such material reduction is capable of being cured, the Company fails to cure it within 30 days after the Company’s receipt of the written notice;
(3)	any material breach by the Company of its obligations to the employee under any employment or other written agreement between the Company and the employee and, if such breach is capable of being cured, the Company fails to cure the same within 30 days after the Company’s receipt of written notice of such breach; or
(4)	the Company’s requirement that the employee relocate his or her principal office or place of employment with the Company or its subsidiary to a location that is more than fifty (50) miles from the present location of the employee’s principal office.

The definition of a change in control used in the supplemental severance program is the same as the definition used in the 1999, 2002 and 2006 Plans.

The following table describes the potential payments and benefits upon termination or a change in control of the Company for the Continuing Officers as further explained in the footnotes below, assuming that the executive’s employment had terminated or a change in control had occurred, both effective as of December 31, 2010, the last day of our 2010 fiscal year.

	Termination of Employment				Change in Control
Name	Termin- ation other than by the Comp- any without Cause (1)	Termin- ation by the Company without Cause (cash severance) (2)	Value of Restricted Stock Units Vested upon Termination of Employment by the Company without cause (3)	Total	Option Grants (4)	Value of Stock Awards Vested Upon Termination by the Company without cause or by the Employee with Good Reason within 18 months after a Change in Control (5)	Termination by the Company without Cause or by the Employee with Good Reason within 18 months after a Change in Control (6)	Total
Daniel W. Avramovich	—	$500,000	$46,648	$546,648	—	$982,703	$1,000,000	$1,982,703
John J. Hafferty	—	$300,000	$13,995	$313,995	—	$166,561	$600,000	$766,561
Michael A. Burns	—	$300,000	$13,995	$313,995	—	$166,561	$600,000	$766,561
Michael F. Killea	—	$720,000	$13,995	$733,995	—	$166,561	$720,000	$886,561
F. Franklin Sutherland	—	$137,500	$8,552	$146,052	—	$112,046	$275,000	$387,046

(1)	In the case of termination by the Company for cause, termination upon death or disability or voluntary resignation by the executive, the executive is entitled to unpaid base salary, unreimbursed business expenses and unpaid portions of amounts earned before termination under employee benefit plans in which the executive participated. The amount in this column assumes that as of the end of 2010 all accrued base salary had been paid, all business expenses have been paid and the executive had used all vacation time available so that no vacation pay or other employee benefit plan amounts were due and owing on the date of termination. Upon an executive’s death or disability, the executive would be entitled to payments under certain life and disability insurance programs provided by the Company. For instance, the death benefit under executive life insurance provided by the Company is 200% of annual salary, up to a maximum of $600,000.

(2)	Assuming that the Company had terminated the executive’s employment without cause effective as of December 31, 2010, the executive would have been entitled to continued salary for the severance period contained in his employment agreement and a pro-rata bonus if and to the extent such bonuses were earned under the terms of the Company’s cash incentive plan. The amount in this column assumes that each executive was terminated effective December 31, 2010 and shows 12 months of severance pay at their respective base salary amounts, except in the case of Mr. Killea, who is entitled to 24 months of severance pay upon termination of employment and Mr. Sutherland, who is entitled to 6 months of severance pay upon termination of employment. Since no amounts were earned for 2010 performance under the Company’s 2010 Cash Incentive Plan, the amount in this column does not include any incentive compensation plan payments. Severance compensation is paid in bi-weekly installments over the severance period but the amounts shown in the table have not been adjusted to present value.

(3)

The amount in this column includes the value of that number of shares issued under the restricted stock unit awards that would have vested upon termination the executive’s employment without cause effective as of December 31, 2010 multiplied by $6.84, the closing price of the Company’s common stock on December 31, 2010. The restricted stock unit award agreements provide that upon termination of a participant’s employment by the Company without cause, restricted stock units that are scheduled to become vested on the next March 5 vesting date will vest on a pro-rata basis to reflect the period of employment of the grantee before his or her death, disability or termination without cause. In this case, the vesting period extended from June 7, 2010 to March 5, 2011 (271 days). An employee terminated on December 31, 2010 would have served 207 days; and, accordingly, the executive would be entitled to receive 76% of the shares that would have vested on March 5, 2011. The restricted stock units eligible for vesting on March 5, 2012 and 2013 would have been forfeited if the Continuing Officer’s employment were terminated on December 31, 2010.

The calculation of value received upon a termination of employment under this column does not include any value for restricted stock awards to Messrs. Avramovich or Sutherland as the unvested portion of any of these restricted stock awards are forfeited upon termination of service to the Company.

The calculation of value received upon a termination of employment under this column also does not include any value for performance unit awards. The performance units award agreements provide that performance units that have been earned upon achievement of operating income results for completed performance periods and for performance periods that have been started but not completed (with the number of shares reduced pro-rata to reflect the period of employment of the grantee during such uncompleted performance period) will be paid out in the Company’s common stock, while performance units with respect to performance periods that have not started will be forfeited. Assuming that the Continuing Officer was terminated on December 31, 2010, the first performance period extending from April 1, 2010 through December 31, 2010 would have been completed, but no performance units were earned because threshold performance was not achieved. The 2011 and 2012 performance periods would not yet have started, and, accordingly, all performance units for those performance periods would have been forfeited.

(4)	The amounts in this column represent the value of unvested options that would have vested upon a change in control and are calculated as the difference between the option exercise price and $6.84, the closing price of the Company’s common stock on December 31, 2010, the last day of the Company’s fiscal year, multiplied by the number of unvested options. None of the Continuing Officers have any unvested options.

(5)	The amounts in this column assume that a transaction meeting the definition of a change in control under the 2006 Plan had occurred within the prior 18 months and that the executive’s employment had been terminated without cause or by the employee with “good reason.”

The amounts in this column include the value of unvested shares of restricted stock granted to Messrs. Avramovich and Sutherland that would have vested upon a change in control and is calculated by multiplying the number of unvested shares by $6.84, the closing price of the Company’s common stock on December 31, 2010.

The amounts in this column also include the value of all shares issuable under the restricted stock unit awards granted to the respective Continuing Officers in June 2010 and are calculated by multiplying the number of unvested shares by $6.84, the closing price of the Company’s common stock on December 31, 2010. The restricted stock unit award agreements provide for accelerated vesting of the restricted stock units on the “double trigger” of (1) a change in control and (2) the grantee’s continued service after the change in control until the first to occur of (a) the expiration of the original service period for such awards, (b) the 18-month anniversary of the change in control, and (c) the termination of the grantee’s service either (i) by the acquirer or surviving company without cause, (ii) by the grantee for “good reason,” or (iii) due to the grantee’s death or disability.

The calculation of value received upon a termination of employment after a change in control under this column includes the value of the targeted number of performance units for the 2011 and 2012 performance periods. The performance unit award agreements provide that after a change in control, performance units for performance periods that have not been completed (including performance periods that have not started) will be treated as if 100% of the applicable performance objective(s) has been achieved. Such performance units associated with uncompleted performance periods and performance units that have been earned upon achievement of operating income results for completed performance periods will vest immediately on the “double trigger” of (1) a change in control and (2) the grantee’s continued service after the change in control until the first to occur of (a) March 5, 2013, (b) the 18-month anniversary of the change in control, and (c) the termination of the grantee’s service either (i) by the acquirer or surviving company without cause, (ii) by the grantee for “good reason,” or (iii) due to the grantee’s death or disability. Assuming that a transaction meeting the definition of a change in control under the 2006 Plan had occurred within the 18 months before December 31, 2010 and that the executive’s employment had been terminated without cause or by the employee with “good reason” on December 31, 2010, the first performance period extending from April 1, 2010 through December 31, 2010 would have been completed, but no performance units were earned for that performance period because the threshold performance was not achieved. Accordingly, no value for the number of performance units that could have been earned for the 2010 performance period is included in the amount in this column. However, for the uncompleted 2011 and 2012 performance periods, each of the Continuing Officers is entitled to receive the targeted number of shares, and, accordingly, the amounts in this column reflect the value of the targeted number of shares issuable under the performance unit awards granted to the respective Continuing Officers in June 2010 for the 2011 and 2012 performance periods multiplied by $6.84, the closing price of the Company’s common stock on December 31, 2010.

(6)	The amounts in this column assume that a transaction meeting the definition of a change in control under the supplemental severance program had occurred within the 18 months before December 31, 2010 and that the executive’s employment had been terminated without cause or by the employee with “good reason.” Since the employment agreements with the Continuing Officers provide for only 12 months of severance pay at their respective base salary amounts (24 months for Mr. Killea and 6 months for Mr. Sutherland), the amount payable under the supplemental severance program adopted in February 2008 would provide for 24 months of severance pay (12 months in the case of Mr. Sutherland). Currently under his employment agreement, Mr. Killea is entitled to 24 months of severance pay, but as a participant in the new supplemental severance program, he could terminate with “good reason” if circumstances meeting that definition occur within 18 months after a change in control, in which case he would be entitled to the same 24 months of severance.

As of December 31, 2010, no Named Executive Officer was entitled to any pension benefits or eligible to participate in a nonqualified deferred compensation plan or receive any tax reimbursements in connection with termination of employment. Accordingly, no amounts are shown in the table above in connection with pension benefits, nonqualified deferred compensation or tax reimbursements.

Separation Agreement with the Former Executive Officers.    Under the separation agreement entered into with us, which supersedes their respective employment agreements, Mr. Kane and Ms. Bailey are continuing to receive the equivalent of their base salaries of $300,000 (before the 10% salary reduction) for a period of 12 months beginning June 1, 2010, and the Company is also paying health insurance premiums for continued coverage under COBRA during the same 12-month period. The former executive’s right to severance is subject to compliance with the continuing covenants in the severance agreement, including those related to confidentiality and noncompetition. Consistent with the terms of their employment agreements, the severance agreements provide for a bonus pro-rated through the period of service in 2010 if and to the extent such bonuses were earned under the terms of the 2010 Cash Incentive Plan. Since no cash incentives were payable under the 2010 Cash Incentive Plan, no pro-rata bonus is payable to Mr. Kane or Ms. Bailey. Each of their 2,000 shares of unvested restricted stock was forfeited upon termination of employment. They are not entitled to any additional payments under such severance agreements upon a change in control.

EMPLOYMENT AND RELATED AGREEMENTS

As discussed above under the headings “Compensation Discussion and Analysis” and “Potential Payments upon Termination or a Change in Control,” each of the Continuing Officers is a party to an employment agreement with the Company. Under these agreements, the executives have agreed to certain post-termination covenants in exchange for salary continuation for the established severance period. The duration of the severance periods and corresponding noncompetition/nonsolicitation periods under the respective employment agreements are set forth under the heading “Potential Payments upon Termination or a Change in Control.” The post-termination covenants relate to the non-disclosure of our confidential business information and trade secrets; the disclosure, grant and assignment of inventions; and not to participate in a business that competes with us and not to solicit our employees, customers, vendors, agents or contractors to alter adversely their relationship with us.

The employment agreements also establish a minimum base salary and bonus target opportunity equal to a specified percentage of the executive’s base salary as described in the CD&A. Each employment agreement provides that the actual amount of the annual performance bonus for a given year, if any is granted, is set by the Board, and the performance bonus plan for any year may be changed from time to time by the Board.

Mr. Kane and Ms. Bailey are no longer a party to employment agreements with Pacer. Their employment agreements, which have been replaced by severance agreements, were substantially the same as the employment agreements in effect with the Continuing Officers as described above.

PROPOSAL 4:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Act and SEC implementing rules require that public companies give their shareholders the opportunity to vote, on an advisory (nonbinding) basis, on the compensation of their named executive officers. Accordingly, shareholders of the Company are being given the opportunity to vote on a proposal, commonly known as a “say-on-pay” proposal, to endorse or not endorse our compensation program for our Named Executive Officers as reflected in this proxy statement in accordance with SEC rules.

As described in detail in the CD&A and in the various tables and narrative discussions following the CD&A, our executive compensation programs are designed to focus on pay for performance principles as well as to attract, motivate and retain key executives who are crucial to our long-term success. Our Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they align our executive compensation structure with our shareholders’ interests and current market practices. The Committee is comprised solely of independent directors committed to applying sound governance practices to compensation decisions. The Committee considers a variety of reports and analyses, such as market survey data, compensation data of peer companies, reports from the independent compensation consultant, and reports from proxy advisory agencies, when making decisions regarding target compensation opportunities and the delivery of awards to our executive officers, including the Named Executive Officers.

We believe our pay practices are based on sound principles, emphasize pay for performance, and support the long-term success of the Company. In 2009 due to the economic downturn and its impact on our profitability, we instituted a 10% salary reduction that was not restored until mid-2010, suspended the Company’s 401(k) matching contributions until 2011 and had no cash incentive program for 2009. In 2010, our Compensation Committee reinstituted an annual cash incentive plan but halved the historical payout levels when the Company achieved 100% of the operating income objective. The Compensation Committee also instituted a new long-term equity program that emphasized performance-based incentives, with 75% of the aggregate award value attributable to performance units. Both our 2010 Cash Incentive Plan and the performance units granted in 2010 depended on achievement of operating income objectives. Since we did not achieve the threshold level of operating income performance in 2010, no incentives were paid under the 2010 Cash Incentive Plan, and none of the performance units dependent on 2010 operating income performance were earned.

Some of the other features of our compensation programs for executives include share retention and ownership guidelines, compensation clawback provisions that allow us to recover equity incentive compensation in the case of a financial restatement due to errors, omissions or fraud, a disciplined job grade and pay range structure, and a carefully selected, limited peer group used to benchmark executive compensation.

We believe that our executive compensation design and strategy, as guided by the principles above, will be a critical factor in motivating our executives to achieve our strategic and financial goals. We urge you to carefully consider the various factors regarding compensation matters as discussed in the CD&A and the various compensation tables and narratives in this proxy statement following the CD&A for detailed information on the extensive processes and factors the Compensation Committee considers when establishing performance and pay targets and in making decisions regarding actual payments from our short- and long-term performance-based incentive plans.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory non-binding basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our shareholders and will take into account the outcome of the shareholder vote when considering future executive compensation arrangements as they deem appropriate. To the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF

THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 5:

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE

ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and SEC implementing rules also give our shareholders the opportunity to advise our Board on how frequently we should seek an advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Proposal 5, shareholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every one, two, or three years or may abstain from voting on this Proposal 5.

After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for Pacer, and therefore our Board recommends that you vote for Choice 3 – an advisory vote every three years. In making its recommendation, the Board considered the following reasons:

•

Our compensation program is designed to induce performance over a multi-year period. For example, as discussed in the CD&A, the performance unit awards provide incentives for performance over three annual performance periods. Similarly, our restricted stock unit and restricted stock awards vest over three and four year periods, respectively. A vote held every three years would be more consistent with, and provide better input on, our long-term compensation programs.

•

We believe that a triennial vote will give our shareholders the best opportunity to more fully assess the success or failure of our long-term compensation strategies and the related business outcomes with the hindsight of three years of corporate performance.

•

A three-year vote cycle gives the Board sufficient time to thoughtfully consider the results of the advisory vote and to implement any desired changes to our executive compensation policies and procedures.

•	A three-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcomes of the Company.

Shareholders may cast their votes on their preferred voting frequency by choosing the option of every year, every two years, every three years or may abstain from voting when voting in response to the resolution set forth below. When voting on this Proposal 5, shareholders are NOT voting to approve or disapprove the Board’s recommendation on this proposal.

“RESOLVED, that the shareholders of Pacer International Inc. determine, on an advisory, non-binding basis, that the preferred frequency with which the shareholders of the Company shall have an advisory vote on the compensation of the Company’s Named Executive Officers set forth in the Company’s proxy statement in accordance with the disclosure rules of the Securities and Exchange Commission is whichever of the following choices receives the highest number of votes cast:

Choice 1 – every year;

Choice 2 – every two years;

Choice 3 – every three years; or

Choice 4 – abstain from voting.”

The choice of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Our Board values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering how frequently we should conduct an advisory vote on the compensation of our Named Executive Officers as we deem appropriate. However, because this vote is advisory and not binding on the Board or Pacer in any way, the Board may decide that it is in the best interests of our shareholders and Pacer to hold an advisory vote on executive compensation more or less frequently than the choice approved by our shareholders.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” CHOICE 3 – THE OPTION OF EVERY THREE YEARS—AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Exchange Act requires our executive officers and directors, and any persons beneficially owning more than 10% of a class of our stock, to file certain reports on ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% shareholders are also required to furnish the Company with copies of the forms they file. Based solely on a review of copies of such reports we received and on written representations from certain reporting persons, we believe that during 2010, our executive officers and directors filed with the SEC on a timely basis all required reports relating to transactions involving our equity securities beneficially owned by them, except that the Form 3s required to be filed by Val T. Noel and Michael Gordon upon such person’s becoming an executive officer were not timely filed. To the Company’s knowledge, there were no greater than 10% shareholders during 2010.

NOTICE OF SHAREHOLDER PROPOSALS

Shareholders who wish to include a proposal in our proxy statement and proxy card relating to the 2012 annual meeting of shareholders should deliver a written copy of their proposal to our principal executive offices no later than November 14, 2011. Proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in our proxy materials. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

Except for shareholder proposals to be included in our proxy statement and proxy card, to be timely under our bylaws, any nomination for director or other proposal made by a shareholder for consideration at the 2012 annual meeting of shareholders must be received by the Company no earlier than November 14, 2011 and not later than December 14, 2011. If we change the date of the 2011 annual meeting of shareholders to be earlier than March 31, 2012 or later than June 29, 2012, we must receive notice of the shareholder nomination or proposal (1) no earlier than 90 days before the actual meeting date nor later than 60 days before the actual meeting date or (2) the tenth day after the date on which public announcement of the annual meeting is first made, whichever is later. Any shareholder notice nominating any person as a director or making any other proposal must include certain information as specified in our bylaws. A summary of the requirements and information to be provided applicable to a shareholder filing a notice of nomination of director is described in this proxy statement under “Nominating and Corporate Governance Committee Procedures – Procedures for Shareholders Wishing to Nominate Director Candidates.” Any shareholder filing a notice to bring other business before the annual shareholder meeting must include in such notice the same type of information as well as, among other things, the text of the proposal or business and the reasons therefor, and other specified matters. You may obtain a copy of the relevant bylaw provisions by writing or calling the Company’s Corporate Secretary at the address and telephone number noted under “Other Matters” below. Our bylaws are also available on the “Investor” pages of our website at www.pacer.com.

The Company may solicit proxies in connection with next year’s annual meeting which confer discretionary authority to vote on any shareholder proposals or nominations of which the Company does not receive notice by January 28, 2012. All shareholder proposals and nominations should be sent to 6805 Perimeter Drive, Dublin, Ohio 43016, Attention: Corporate Secretary.

DELIVERY TO SHAREHOLDERS SHARING ADDRESS

If a shareholder has requested that we mail a copy of this proxy statement, only one proxy statement and Annual Report on Form 10-K for our 2010 fiscal year will be delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of such shareholders. We will promptly deliver upon written or oral request a separate copy of this proxy statement or the Annual Report on Form 10-K for our 2010 fiscal year to a shareholder at a shared address to which a single copy was sent. Shareholders residing at a shared address who would like to request an additional copy of the proxy statement or Annual Report on Form 10-K now or with respect to future mailings (or to request to receive only one copy of our proxy statement or Annual Report on Form 10-K if multiple copies are being received) may write or call the Company’s Corporate Secretary at Pacer International, Inc., 6805 Perimeter Drive, Dublin, Ohio 43016, or (614) 923-1400.

OTHER MATTERS

As of the date of this proxy statement, our Board does not anticipate that other matters will be brought before the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

Our Annual Report on Form 10-K for our 2010 fiscal year is available for shareholders at www.pacer.com. Upon request, we will furnish to shareholders without charge a copy of our Annual Report on Form 10-K for our 2010 fiscal year. The Form 10-K has been filed with the SEC. Shareholders may obtain a copy by writing or calling the Company’s Corporate Secretary at Pacer International, Inc., 6805 Perimeter Drive, Dublin, Ohio 43016, or (614) 923-1400.

BY ORDER OF THE BOARD OF DIRECTORS

Lisa Ormand Taylor
Vice President, Assistant General Counsel and Corporate Secretary
Dated: March 14, 2011

Exhibit A

Proposed Amendment to Section 12 of the

Pacer International, Inc.

Second Amended and Restated Charter, as amended

12. Business Combinations. The Corporation shall not engage in any “business combination” (as hereinafter defined), or vote, consent, or otherwise act to authorize a subsidiary of the Corporation to engage in a business combination, with, with respect to, proposed by or on behalf of, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with any “related person” (as hereinafter defined) or any “affiliate” or “associate” (as hereinafter defined) of a related person unless:

(a) the business combination or the transaction which resulted in the shareholder becoming a related person is approved by the board of directors of the Corporation prior to the acquisition by such related person of the beneficial ownership of 10% or more of the outstanding voting stock of the Corporation; or

(b) a five (5) year period, commencing with the date the related person acquired beneficial ownership of 10% or more of the outstanding voting stock of the Corporation, has expired and the business combination is thereafter approved by the affirmative vote of the holders of seventy-five percent (75%) of the outstanding voting stock not beneficially owned by the related person or its affiliates or associates at a properly called shareholders’ meeting; or

(c) a five (5) year period, commencing with the date the related person acquired beneficial ownership of 10% or more of the outstanding voting stock of the Corporation, has expired and all of the following conditions are satisfied:

(i)	the aggregate amount of cash and market value of the property, securities or other consideration to be received per share by holders of each outstanding class or series of shares of the Corporation in the business combination is not less than the highest of (i) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees), paid by such related person in acquiring any shares of the same class or series within the five-year period immediately prior to (y) the announcement date with respect to such business combination or (z) the date of the transaction in which the related person acquired beneficial ownership of 10% or more of the outstanding voting stock of the Corporation, whichever is higher; plus, in either case, interest compounded annually from the earliest date on which such highest per share acquisition price was paid through the consummation date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash per share since such earliest date, up to the amount of such interest; (ii) the highest preferential amount per share to which the holders of shares of such class or series of shares are entitled in the event of any liquidation, dissolution or winding up of the Corporation, plus the aggregate amount of any dividends declared or due as to which such holders are entitled prior to payment of dividends on some other class or series of shares (unless the aggregate amount of such dividends is included in such preferential amount); or (iii) the market value per share of each class or series of shares on the announcement date with respect to such business combination or on the date the related person acquired beneficial ownership of 10% or more of the outstanding voting stock of the Corporation, whichever is higher; plus interest compounded annually from such date through the consummation date at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash per share on each class or series of shares since such date, up to the amount of such interest; and

(ii)	the consideration to be received by holders of a particular class or series of outstanding shares of the Corporation in the business combination is in cash or in the same form as the related person used to acquire the largest number of shares of such class or series of shares previously acquired by the related person and such consideration shall be distributed as soon as practical; and

Exhibit A – page 1

(iii)	the holders of all outstanding shares of each class or series of shares of the Corporation not beneficially owned by the related person immediately prior to the consummation of the business combination (except those who may perfect their rights of dissent) are entitled to receive in the business combination cash or other consideration for such shares in compliance with Section 12(c)(i) and Section 12(c)(ii); and

(iv)	after becoming a related person and prior to the consummation of such business combination such related person shall not have become the beneficial owner of any additional shares of capital stock of the Corporation (except as part of a transaction which resulted in the shareholder becoming a related person, upon compliance with the provisions of this Section 12 or as a result of a pro rata share dividend, stock split, or other distribution of shares in respect of shares not constituting a business combination); or

~~(d) the related person acquired beneficial ownership of 10% or more of the outstanding voting stock of the Corporation prior to the date on which a class of the Corporation’s voting stock was registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to §12(g) of the Securities Exchange Act of 1934, as amended; or~~

(de) if the board of directors of the Corporation determines that a shareholder became a related person inadvertently, and as soon as practicable divests itself of a sufficient number of shares of the Corporation so that such related person is no longer the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting stock of the Corporation.

For purposes of this Section:

(i)	The term “business combination” shall mean (a) any merger, share exchange or consolidation of the Corporation or any subsidiary with or into a related person or any of its affiliates or associates, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or more transactions) of all or any “substantial part” (as defined below) of the assets of the Corporation or any subsidiary, to, with or proposed by or on behalf of, a related person or any of its affiliates or associates, (c) the issuance or transfer by the Corporation of any securities of the Corporation or any subsidiary (in one or more transactions) to a related person or any of its affiliates or associates (other than pursuant to the exercise of warrants or rights to purchase securities, a pro rata dividend or distribution, or the conversion of convertible securities issued prior to the date the related person became a related person), (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or any reincorporation of the Corporation in another state or jurisdiction, proposed by or on behalf of, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with, a related person or any of its affiliates or associates, (e) any transaction (whether or not with or into or otherwise involving a related person or any of its affiliates or associates), proposed by or on behalf of, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with a related person or any of its affiliates or associates which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of shares or securities convertible into shares entitled to vote or securities that are exchangeable for, convertible into, or carry a right to acquire shares entitled to vote, of the Corporation or any subsidiary which are, directly or indirectly, owned or controlled by the related person or its affiliates or associates, except as a result of immaterial changes due to fractional share adjustments, or (f) any loans, advances, guarantees, pledges, financial assistance, security arrangements, restrictive covenants or any tax credits or other tax advantages provided by, through or to the Corporation or any subsidiary as a result of which a related person or any of its affiliates or associates receives a benefit, directly or indirectly, except proportionately as a shareholder of the Corporation.

(ii)	The term “control” shall have the meaning set forth in Section 48-103-203(8) of the Act.

(iii)	The term “market value” shall have the meaning set forth in Section 48-103-203(12) of the Act.

Exhibit A – page 2

(iv)	The term “related person” shall mean and include any individual, domestic or foreign corporation, partnership (general or limited), syndicate, joint venture, trust, estate, association or other person or entity which (a) together with its “affiliates” and “associates” (as defined in Section 48-103-203 of the Act), is the “beneficial owner” (as defined in Section 48-103-203(4) of the Act) of, in the aggregate ten percent (10%) or more of the voting power of any class or series of the then outstanding voting stock of the Corporation, or (b) is an affiliate or associate of the Corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of any class or series of the then outstanding stock of the Corporation~~; provided, however, that notwithstanding anything to the contrary, none of Coyote Acquisition LLC, Coyote Acquisition II LLC, Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Advisors IV, L.P., Apollo Management IV, L.P., Apollo Capital Management, Inc. or any of their respective affiliates or associates shall be a related person for purposes of this Section 12.~~

(v)	The terms “subsidiary” or “subsidiaries” shall have the meaning set forth in Section 48-103-204(18) of the Act.

(vi)	The term “substantial part” shall mean assets having an aggregate market value equal to at least ten percent (10%) of the (a) aggregate market value of all the assets of the Corporation (on a consolidated basis), (b) aggregate market value of all the outstanding shares of the Corporation or (c) the net income of the Corporation (on a consolidated basis).

(vii)	The term “voting stock” shall have the meaning set forth in Section 48-103-204(19) of the Act.

Exhibit A – page 3

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

PACER INTERNATIONAL, INC.	INTERNET http://www.proxyvoting.com/pacr Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2, 3 AND 4 AND A VOTE FOR SHAREHOLDER APPROVAL EVERY 3 YEARS ON ITEM 5.	Please mark your votes as indicated in this example	☒

The Board of Directors recommends that you vote FOR the following nominees:				The Board of Directors recommends a vote FOR Items 2, 3 and 4.
1. ELECTION OF DIRECTORS Nominees:	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
01 Robert D. Lake 02 Robert F. Starzel	☐	☐	☐	2. Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐

				3. Approval of amendments to charter	☐	☐	☐

				4. Advisory vote on executive compensation	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)				The Board of Directors recommends a vote for shareholder advisory votes every 3 years.
*Exceptions				1 year	2 years	3 years	Abstain
				5. Advisory vote on frequency of future advisory votes on executive compensation ☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

RESTRICTED AREA - SCAN LINE	Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Pacer International, Inc. account online.

Access your Pacer International, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Pacer International, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http:// www.pacer.com/annualmeeting.htm

▼  FOLD AND DETACH HERE  ▼

PROXY

PACER INTERNATIONAL, INC.

2011 Meeting of Shareholders – April 26, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Michael F. Killea and John J. Hafferty, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Pacer International, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2011 Meeting of Shareholders of the company to be held April 26, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA - SCAN LINE

(Continued and to be marked, dated and signed, on the other side)	91669	Fulfillmentt 93745

RESTRICTED AREA - SIGNATURE LINES